Exhibit 10.17

MANAGEMENT AGREEMENT

BETWEEN

RADISSON HOTEL CORPORATION

and

AP/APH DALLAS, L.P.

FOR THE

RADISSON HOTEL CENTRAL DALLAS

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 TERM		11
2.1	Operating Term	11
2.2	Renewal of Operating Term	11

ARTICLE 3 CONSTRUCTION		12
3.1	Opening the Hotel	12
3.2	Cost	12
3.3	Signage	12
3.4	Limitation on Manager’s Responsibility	12
3.5	Initial Improvements	12
3.6	Construction	13

ARTICLE 4 GENERAL HOTEL OPERATION		15
4.1	Opening the Hotel	15
4.2	Name	15
4.3	Appointment of Manager	15
4.4	Manager’s Corporate Staff Employee and Affiliates’ Services	15
4.5	General Duties and Authority of Manager	16
4.6	Operation at Owner’s Expense	18
4.7	Impositions	18
4.8	Owner’s Assistance; Asset Manager	18
4.9	Manager’s Expenses	18
4.10	Manager’s Right to Perform Owner’s Obligations	19
4.11	Manager’s and Affiliates’ Liability	19

ARTICLE 5 PERSONNEL		19
5.1	Hotel Employees	19
5.2	Manager’s Employees	19
5.3	Termination	20
5.4	Temporary Assignments	20

ARTICLE 6 ANNUAL PLAN		20
6.1	Preparation and Approval	20
6.2	Failure to Approve	21
6.3	Periodic Monitoring	21
6.4	Qualifications	22

ARTICLE 7 BANK ACCOUNTS		22
7.1	Operating Account	22
7.2	Working Capital	22
7.3	Reserve Fund Account	22
7.4	Remittances to Owner	23
7.5	Investments	23
7.6	Withdrawals from Bank Accounts	23

ARTICLE 8 BOOKS, RECORDS AND STATEMENTS		23
8.1	Accounting System	23
8.2	Statements	24
8.3	Independent Auditor	24

i

ARTICLE 9 REPAIRS, MAINTENANCE AND CAPITAL IMPROVEMENTS		24
9.1	Maintenance and Repairs	24
9.2	Reserve Fund Work	24
9.3	Capital Improvements	24
9.4	Technical Assistance Services	25
9.5	Emergencies	25
9.6	HARMONY Upgrades	25
9.7	Signage	25

ARTICLE 10 COMPLIANCE WITH LAWS		26
10.1	Compliance by Manager	26
10.2	Owner’s Compliance	26
10.3	Right of Owner to Contest or Postpone Compliance	26

ARTICLE 11 FEES AND OTHER AMOUNTS PAYABLE		26
11.1	Base Management Fee, Reservations Fee and Marketing Contribution	26
11.2	Incentive Fee	26
11.3	Third Party Reservation Charges	26
11.4	Marketing, Training and Orientation Programs and Fees	27
11.5	Use of Marketing Funds	27
11.6	Annual Reconciliation	27
11.7	Expense Reimbursement	27
11.8	Payment Authorization	27
11.9	Interest	28
11.10	No Right of Off Set	28

ARTICLE 12 INSURANCE		28
12.1	Insurance Coverage	28
12.2	Purchase of Insurance	28
12.3	Waiver of Subrogation	28
12.4	Owner’s Risk	29
12.5	Changes	29
12.6	General Contractor’s Liability Insurance	29

ARTICLE 13 INDEMNIFICATION AND LIMITATION OF LIABILITY		29
13.1	Indemnification by Owner	29
13.2	Defense against Claims	30
13.3	Continuation of Obligations	30

ARTICLE 14 MARKS		30
14.1	Ownership	30
14.2	Changes	30
14.3	Defense or Enforcement of the Marks	30

ARTICLE 15 CONFIDENTIAL AND PROPRIETARY SYSTEM INFORMATION		31
15.1	Right to Use	31
15.2	Revisions	31
15.3	Ownership and Non-Disclosure	31
15.4	Survival	32

ARTICLE 16 MUTUAL TERMINATION RIGHTS		32

ARTICLE 17 OWNER’S TERMINATION RIGHTS		32
17.1	Owner’s Right to Terminate for Default	32
17.2	Owner’s Performance Termination Rights	33

17.3	Owner’s Limited Termination Right Upon Sale	34
17.4	Special Right of Owner to Terminate Without Cause	34

ARTICLE 18 MANAGER’S TERMINATION RIGHTS		34
18.1	Default - No Opportunity to Cure	34
18.2	Default - Opportunity to Cure	34
18.3	Suspension of Services	35
18.4	Special Terminations	35

ARTICLE 19 CONSEQUENCES UPON TERMINATION/EXPIRATION		36
19.1	Owner’s Obligations	36
19.2	Manager’s Rights	36
19.3	Cooperation Upon Termination	37
19.4	Survival	37

ARTICLE 20 DAMAGE OR DESTRUCTION; CONDEMNATION		37
20.1	Damage or Destruction—Termination	37
20.2	Damage or Destruction—Restoration	37
20.3	Condemnation—Termination	37
20.4	Condemnation—Restoration	37
20.5	Condemnation—Temporary Use	38
20.6	Restoration	38
20.7	Fees	38
20.8	Manager’s Award	38
20.9	Consequences of Termination	38

ARTICLE 21 TRANSFERS		38
21.1	Assignment by Manager	38
21.2	Transfers by Owner	39
21.3	Special Sale and Termination Rights	40
21.4	Right of First Offer	40
21.5	Mortgages	41
21.6	Mortgage Documents	41
21.7	Estoppel Certificates	42
21.8	Sale of Securities43	42

ARTICLE 22 OWNER’S UNDERSTANDINGS, REPRESENTATIONS		42
22.1	Representation and Warranties	42
22.2	Understandings	43

ARTICLE 23 MISCELLANEOUS PROVISIONS		43
23.1	Severability	43
23.2	Governing Law	44
23.3	Venue and Jurisdiction	44
23.4	Modifications and Changes	44
23.5	Headings/Terms	44
23.6	Third Parties	44
23.7	Understandings and Agreements	44
23.8	Force Majeure	44
23.9	Relationship of Parties	45
23.10	JURY WAIVER	45
23.11	Binding Agreement	45

23.12	Notices	45
23.13	Execution/Counterparts	46
23.14	Attorneys’ Fees	47
23.15	Actions By Others	47
23.16	Joint and Several Liability	47
23.17	Survival	47
23.18	Time of the Essence	47
23.19	Approvals	47
23.20	Successors Bound	47
23.21	Cumulative Rights	47
23.22	Terminology	47
23.23	Exhibits, Addenda, Schedules and Riders	48
23.24	Interpretation	48
23.25	Limitation of Claims	48
23.26	Photocopies	48
23.27	Confidentiality	48
23.28	Limited Recourse	48
23.29	Guaranty	48
23.30	Mortgagee Consent	49

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is dated and effective September 1, 2001 and is by and between AP/APH Dallas, L.P., a Delaware limited partnership (“Owner”), and Radisson Hotel Corporation (“Manager”), a New Jersey corporation. Owner and Manager agree as follows:

ARTICLE 1

DEFINITIONS

The following terms, as used in this Agreement, shall have the following respective meanings:

Advance. As defined in Section 4.10.

Affiliate. Any Person that, directly or indirectly, Controls, is Controlled by or is under common Control with any other Person.

Annual Plan. The Annual Operating Budget, the Capital Expenditure Budget, the Reserve Fund Work Budget and all other information submitted to Owner with such budgets.

Annual Operating Budget. The estimate of Gross Revenues, Expenses and Permitted Deductions and other categories, in the form and format established by Manager consistent with the Uniform System for each Fiscal Year during the Operating Term.

Approved Plans. As defined in Section 3.6(c).

Asset Manager. Edward Rohling, unless and until a successor asset manager is designated by Owner in a notice in writing to Manager, in which case the Asset Manager shall be such successor.

Average Monthly Base Management Fee. The total Base Management Fees payable to Manager under this Agreement for the 12 month period immediately preceding the event requiring a determination of the Average Monthly Base Management Fee, divided by 12. If there are not 12 months from the Opening Date to the end of such period for which the Average Monthly Base Management Fee is being calculated, then the Average Monthly Base Management Fee is the total Base Management Fees payable for the total of the months in such period divided by the number of such months. However, if the Average Monthly Base Management Fee is to be determined prior to the end of the first month after the Opening Date, then the Average Monthly Base Management Fee is equal to one-twelfth (1/12) of the of the total Base Management Fees that would be payable during the first 12 months following the Opening Date as provided in the approved Annual Operating Budget for such period. If there is no approved Annual Operating Budget, the Average Monthly Base Management Fee will be as reasonably determined by Manager, subject to Owner’s approval. Partial months are not included in these calculations.

Base Management Fee. As defined in Section 11.1(a).

Capital Expenditure Budget. Each annual budget reflecting the estimated costs for all Capital Expenditures.

Capital Expenditures. Expenditures for any Capital Improvements, including those that are necessary to Operate the Hotel in compliance with the Operating Standards.

Capital Improvements. Any and all major alterations and improvements to the Hotel and all major repairs and replacements to the structural, mechanical, electrical, HVAC, plumbing or vertical transportation elements of the Hotel other than certain non-routine repairs and maintenance to the Hotel which are normally capitalized under generally accepted accounting principles. Capital Improvements shall not include any FF&E or other items or improvements acquired, constructed, installed or effected pursuant to any Reserve Fund Work.

Condemnation. The temporary or permanent acquisition of all or any portion of the Project by any Governmental Authority having the power of condemnation, eminent domain or similar procedure by compulsory acquisition or voluntary sale under threat of compulsory acquisition.

Confidential and Proprietary System Information. Confidential and Proprietary System Information includes Guest Data, Hotel Data, System Hotel Statistics and all System Information, whether or not developed by Manager from its own Guest Data and System Hotel Statistics or from Hotel Data, regardless of whether such are labeled confidential, proprietary or trade secret.

Construction. All activities and plans, specifications, drawings, scheme boards and other information with respect to the planning, design, construction, remodeling, redecorating, furnishing, equipping, renovation, rebuilding and replacement of, and additions, alterations, improvements and repairs to the Hotel, including the FF&E, OS&E and interior finishes.

Construction Commencement Date. The date by which any Construction of or relating to the Hotel must begin. For new construction, “begin” means that the building slab has been completed and framing has begun. For the remodeling or renovation of an existing hotel, “begin” means the removal of existing FF&E, and the commencement of substantial demolition.

Construction Standards. As defined in Section 3.6(d).

Control. The right or ability, directly or indirectly, to cause a Person to act in accordance with another Person’s instructions.

Corporate Staff Employees. Any individual employed by Manager or its Affiliates who is not assigned permanently or temporarily on a full-time basis at the Hotel.

Cure Amount. As defined in Section 17.2(c). Cure Period. As defined in Section 17.2(c). Effective Date. September 1, 2001.

Encumbrance. Any claim, lien, charge or liability attached to or resulting from a security interest in all or any part of the Project other than a Mortgage.

Equity Interest. Any stock, unit, membership, partnership or other legal or beneficial ownership interest in Owner.

Equity Holder. Any Person who owns an Equity Interest directly or indirectly.

Executive Committee. The Hotel’s general manager, assistant general manager, director of food and beverage, director of sales, controller and any other key executive of the Hotel designated by Manager.

Expenses and Permitted Deductions. The expenses and deductions attributable to all Operating Departments and Undistributed Operating Expenses as those terms are used and defined in the Uniform System, but only as they relate to the Operation of the Hotel, including:

(a) Expenses related to Manager’s and its Affiliate’s employees while assigned permanently or temporarily on a full-time basis at the Hotel.

(b) Reimbursable Expenses.

(c) The Hotel’s pro-rated share of program fees and Marketing expenses incurred by Manager for programs in which the Hotel and other System Hotels participate.

(d) The Base Management Fee.

(e) The Marketing Contribution.

(f) The Reservation Charges.

Expenses and Permitted Deductions do not include payments for the following as defined and determined in accordance with the Uniform System:

(i) Capital Improvements.

(ii) Property Taxes, Rent and Insurance.

(iii) The Incentive Fee.

(iv) Federal and State income taxes and Gross Receipts Taxes (or their equivalent imposed by any other governmental authority having jurisdiction).

(v) Pre-opening Expenses.

(vi) Reserve Fund Payments.

(vii) Expenses incurred pursuant to Section 10.3.

Fiscal Year. A fiscal year that ends on December 31. The first Fiscal Year shall be the period commencing on the Opening Date and ending on December 31 of the same calendar year.

The term “full Fiscal Year” means any Fiscal Year containing not fewer than 365 days. A partial Fiscal Year after the end of the last full Fiscal Year and ending with the expiration or earlier termination of the Term shall constitute a separate Fiscal Year.

Force Majeure. (i) Acts of nature including hurricanes, typhoons, tornadoes, cyclones, other severe storms, winds, lightning, floods, earthquakes, volcanic eruptions, disease and epidemics; (ii) fires and explosions except those intentionally caused by Owner, Manager or their respective agents; (iii) acts of war; riots or other civil commotion; terrorism, including hijacking, sabotage, bombing, murder, assault and kidnapping; (iv) strikes or other labor disturbances; (v) shortages of critical materials or supplies; (vi) action or inaction of Governmental Authorities, including the imposition of restrictions on room rates, Hotel Employee wages or other material aspects of the Hotel’s Construction or Operation; and (vii) any other events or conditions beyond the control of Owner or Manager, but excluding causes due to downturns in general economic conditions or insufficient funds. If any Governmental Authority Controls a party, then any act of that Governmental Authority does not constitute a Force Majeure as to that party.

FF&E. Furniture, furnishings, fixtures, outfittings, decorations, and equipment customarily used in connection with the Construction and Operation of a System Hotel, including all equipment required for the operation of kitchens, laundries, dry cleaning facilities and bars, special lighting, signs, carpets, drapes, shades, tapestries, pictures, paintings, beds, mattresses, chairs, desks, tables, sofas, wall coverings, televisions, radios, intercoms, telephones and office equipment and machinery.

Governmental Authority. Any governmental entity, and any political or other subdivision of any governmental entity, and any agency, department, commission, board, bureau, court or instrumentality of any of them, which, at any time, has jurisdiction over the Owner, Manager or any part of the Project.

Governmental Permits. All approvals, certificates, licenses and permits from any Governmental Authority required to evidence full compliance by Owner or Manager with all Legal Requirements or required to evidence that the Project complies with all Legal Requirements.

Gross Operating Profit. The excess, during each Fiscal Year, of Gross Revenue over Expenses and Permitted Deductions, which is the equivalent of Income After Undistributed Operating Expenses in the Uniform System.

Gross Revenues. All consideration, whether by cash, credit, in kind or otherwise, derived directly or indirectly from the Operation of the Hotel, as finally determined on an accrual basis in accordance with the Uniform System and generally accepted accounting principles consistently applied, including: (i) all rentals and charges for guest rooms, suites, meeting rooms, conference rooms, ballrooms and other public rooms, including all charges for room reservations and deposits not refunded to guests; (ii) all sales of food and beverages, whether served on or off the premises, including but not limited to all charges for room service, banquets and catering fees; (iii) all sales or leases of miscellaneous and sundry merchandise and services, including laundry, valet, garage, parking, telephone, telex, facsimile, e-mail and Internet access, computer equipment, audiovisual, check room, vault and other miscellaneous services, cover and minimum charges for guest entertainment, fees charged for the temporary use of facilities at the Hotel, all sales through vending machines and all other consideration and other payments derived from business conducted pursuant to this Agreement; (iv) all business interruption insurance awards received in respect of the Hotel; (v) Condemnation awards for temporary use of the Hotel; (vi) amounts recovered (net of costs of collection) with respect to legal proceedings or settlement of claims arising out of the Operation of the Hotel that represent amounts that would have been included in Gross Revenues had they been collected without resort to legal proceedings; and (vii) all rentals, fees, commissions, concessions and other payments derived from lessees, licensees and concessionaires of Owner with respect to the Hotel. Gross Revenues does not include:

(a) Excise, sales and use taxes or similar impositions collected directly from customers or included as part of the sales price of any goods or services and paid to any Governmental Authority, such as gross receipts, admission or similar equivalent taxes;

(b) Sales and other receipts of tenants, licensees and concessionaires, except as provided in clause (viii) above;

(c) Insurance proceeds, except as provided in clause (iv) above;

(d) Condemnation awards, except as provided in clause (v) above;

(e) Proceeds from the sale or other transfer of all or any portion of the Project;

(f) Proceeds from any financing or refinancing of all or any portion of the Hotel;

(g) Payments made by Owner to Manager under this Agreement; and

(h) Interest earned on the Operating Account, the Reserve Fund Account or any tax, insurance or similar escrow account.

Gross Room Revenue. That part of Gross Revenue accounted for in the rooms department of the Hotel, including: (i) one hundred percent (100%) of the revenue derived from the rental of a guestroom or suite; (ii) all business interruption insurance awards in respect of the Hotel’s guestrooms and suites; and (iii) Condemnation awards for temporary use of the Hotel’s guestrooms and suites.

Guest Data. Personal information, data and statistics on System Hotel guests compiled from information furnished to Manager by System Hotels.

HARMONY. HARMONY is the HARMONY Product SuiteSM that is a network of hardware and software products specified by Manager for use in System Hotels.

Hotel. The System Hotel that must contain a minimum of 293 guestrooms and that will be Operated under this Agreement under the name “Radisson Hotel Central Dallas,” which Hotel includes that certain tract of land and all current and future improvements Constructed or to be Constructed on the property located at 6060 North Central Expressway, City of Dallas, County

of Dallas, State of Texas, more particularly described in Schedule 1, and which improvements do or must include the Hotel and related facilities described on Schedule 2.

Hotel Data. That part of the Guest Data and System Hotel Statistics derived from the Operation of the Hotel.

Hotel Employees. Those individuals selected by Manager and employed by Manager’s Affiliate to work at, or directly in connection with the operation of, the Hotel.

Impositions. All real estate, personal property, utility, business or occupation taxes that cannot be passed along to customers of the Hotel and other taxes (other than income taxes imposed by the United States Government or the State of Minnesota on fees earned by Manager pursuant to this Agreement and payroll taxes), imposed by any Governmental Authority with respect to the Project.

Incentive Fee. As defined in Section 11.2.

Income Before Fixed Charges. For any period, an amount equal to total income before fixed charges for the Project for such period as calculated pursuant to the Uniform System of Accounts and the example attached hereto as Schedule 3.

Initial Improvements. As defined in Section 3.5.

Legal Requirements. Any law, ordinance, order, rule or regulation of any Governmental Authority and any requirement, term or condition contained in any restriction or restrictive covenant affecting Owner, Manager or the Project.

Maintain and Repair. The making of routine maintenance and repairs to the Hotel and everything in it, including the FF&E, needed to keep the Hotel in good order, condition and repair in accordance with the Operating Standards, but excluding, specifically, Capital Improvements and Reserve Fund Work.

Management Fee. The Management Fee in respect of any period shall mean the sum of the Base Management Fee and the Incentive Fee payable for such period.

Marketing. All activities related to marketing, sales, advertising, promotion and public relations with respect to the Hotel and System Hotels.

Marketing Contribution. As defined in Section 11.1(c).

Marks. RADISSON® and the RADISSON & DESIGN® (“Primary Marks”) and all other trademarks, service marks, trade names, copyrights, insignia, emblems, slogans, logos, commercial symbols, signs, designs, trade dress and all other visual identification, whether in English or any other language, by which the System and System Hotels are identified and publicized, including the good will associated with all of them.

Months. Full calendar months, but including any partial month in which the Opening Date, termination date or expiration date occurs, unless stated otherwise and whether capitalized or not capitalized.

Mortgage. Any mortgage or deed of trust that encumbers all or any portion of the Project at any time.

Mortgagee. Any party to a Mortgage other than Owner.

Net Operating Income. For any period, an amount equal to Income Before Fixed Charges for such period less an amount equal to the sum of (i) the amount of real estate taxes and property insurance premiums for such period and (ii) the amount contributed to the Reserve Fund Account for such period (but, for purposes of this definition, such amount not to exceed the amount to be contributed to the Reserve Fund Account pursuant to Section 7.3). An example of the calculation of Net Operating Income is attached hereto as Schedule 3.

Net Operating Income Threshold. As defined in Section 17.2(a). Non-Hotel Facilities. As defined in Section 3.6(g). Opening Date. The Effective Date.

Operating Account. The account or accounts containing all money attributable to Gross Revenues, and any other money received for the payment of Hotel expenses or required to be deposited pursuant to this Agreement, exclusive of the Reserve Fund Payments.

Operating Standards. The Operation of the Hotel at a level comparable to the operation of hotels of similar class and standing in the area in which the Hotel is located, and in a physical condition substantially similar to that of the Hotel as of the Opening Date (or, after the completion of the renovations contemplated by the Initial Improvements and other improvements required for the level of the Hotel’s condition and operation to meet the level of the condition and operation of System Hotels of similar class and standing to the Hotel, the condition of the Hotel after the completion of such Initial Improvements and other improvements) and taking into account the making and completion of the Maintenance and Repairs and Capital Improvements required throughout the Operating Term pursuant to Article 9, all in accordance with this Agreement and the System.

Operating Term. The initial term of this Agreement as established in Section 2.1 and each renewal or extension of the initial term as it occurs, as established under Section 2.2 or otherwise, unless this Agreement shall be sooner terminated as herein provided, in which case the “Operating Term” shall end upon the date of such termination.

Operation. All aspects that are customarily the subject of the management and operation of a System Hotel, including those with respect to accounting, collections, credit policies, making arrangements with credit card organizations, maintaining bank accounts, receiving, holding and disbursing funds, guestrooms, the use of Hotel facilities, personnel, labor relations, training, food and beverage, FF&E, OS&E, purchasing, housekeeping, kitchen and laundry, signage, Maintenance and Repairs, Construction, public relations, life-safety, engineering, insurance, security and loss prevention, leases, licenses and concessions, Marketing, reservations, entertainment, administration, engaging independent contractors to provide legal, accounting or other professional or technical services, the back of house and the front desk.

“Operate” (and variations thereof) shall mean the performance of such actions and functions as are necessary or desirable as part of such Operation.

OS&E. All operating supplies and equipment including chinaware, glassware, linens, silverware, uniforms, utensils, inventories and other similar items used in the Operation of System Hotels.

Ownership Transfer. Any Transfer: (i) by Owner of all or any part of the Project; (ii) of all or any part of Owner’s interest in this Agreement; or (iii) of an Equity Interest that results in Equity Holders having the ability to Control Owner who were not Equity Holders as of the Effective Date.

Person. Any natural person or legal entity, including trustees, representatives, administrators, heirs, executors, partnerships, corporations, limited liability companies, trusts, unincorporated organizations and governmental agencies, departments and branches.

Plans. As defined in Section 3.6(c).

Primary Marks. As defined in the definition of “Marks.”

Project. The entire complex consisting of the Hotel and Non-Hotel Facilities, if any. RHI,. Manager’s Affiliate, Radisson Hotels International, Inc.

Reimbursable Expenses. All reasonable travel, lodging, entertainment, telephone, facsimile, postage, courier, delivery, Hotel Employee training and other expenses incurred by Manager that are directly related to its performance of this Agreement. Each Annual Plan shall include provision for Reimbursable Expenses.

Reservations Fee. As defined in Section 11.1(b).

Reservation System. The system for accepting and transmitting System Reservations to System Hotels through various media, including HARMONY, toll free numbers, Manager’s Internet web site, Third Party Systems, using the applicable chain code, and other means that may be used by Manager from time to time for this purpose.

Reserve Fund Account. The account into which Reserve Fund Payments are made. Reserve Fund Payments. Four Percent (4%) of Gross Revenue.

Reserve Fund Work. Expenditures to be made from the Reserve Fund Account for the routine replacement and new purchases of FF&E and interior finishes, and those non-routine repairs and maintenance that are normally capitalized including such work as: (i) exterior repainting; (ii) resurfacing building walls, floor, roof and parking areas; and (iii) replacing folding walls. Each Annual Plan shall include provision for Reserve Fund Work and a narrative or description of the Reserve Fund Work contemplated thereby.

Reserve Fund Work Budget. Each annual budget reflecting the estimated costs for all Reserve Fund Work.

Restoration. The repairing, rebuilding and replacing of the Hotel after its damage, destruction or Condemnation.

Special Termination Fee, in respect of any termination of this Agreement pursuant to which a Special Termination Fee is payable, shall mean an amount equal to the following:

Date of Termination	Special Termination Fee

First through end of twelfth month of the Operating Term	18 x Average Monthly Base Management Fee

Thirteenth through end of eighteenth month of the Operating Term	15 x Average Monthly Base Management Fee

Nineteenth through end of thirtieth month of the Operating Term	12 x Average Monthly Base Management Fee

Thirty-first through end of forty-eighth month of the Operating Term	6 x Average Monthly Base Management Fee

Following the forty-eighth month of the Operating Term	Zero

System. The system developed and owned by RHI, as modified by RHI, from time to time, for the Operation of System Hotels of a distinctive character, including the Marks that identify System Hotels’ affiliation with the System, the Confidential and Proprietary System Information, and all good will associated with the System.

System Hotel. A hotel Operated in the United States that uses the System pursuant to a written agreement with Manager or RHI.

System Hotel Statistics. All information, data and statistics on System Hotels compiled by Manager or RHI from information furnished to Manager or RHI by System Hotels, including rates, occupancy, average daily rates, daily revenue statements, gross revenues, Gross Room Revenues, guest satisfaction measures, other measures of compliance with the Operating Standards, and any other information requested by Manager in the ordinary course of Manager’s business.

System Information. All information provided by Manager or RHI to Owner in the ordinary course of business, in any form, including information, knowledge, know-how, drawings, materials, technology, equipment, Marketing plans, strategic plans, methods, procedures, specifications, policy manuals, operating manuals, techniques, computer programs and systems.

System Reservation. A reservation for a guestroom in the Hotel, which is processed through the Reservation System and is never canceled through the Reservation System.

Test Year. Each twelve (12) month period during the Term commencing on the first day of the calendar month immediately following the calendar month in which the Opening Date occurs and each anniversary thereof, unless the Opening Date occurs on the first day of a calendar month, in which case each such twelve (12) month period shall commence on the first day of the calendar month in which the Opening Date occurs and each anniversary thereof. In the event that this Agreement shall terminate on a date other than the last day of any such twelve (12) month period, the last Test Year shall end on the date of termination. The term “full Test Year” means any Test Year containing not fewer than 365 days.

Third Party. Any Person, other than Manager, Owner and their respective Affiliates.

Third Party Systems. Reservation systems not controlled by Manager or its Affiliates, but which have access provided by Manager or its Affiliates to guestroom inventories in the Reservation System for the purpose of making System Reservations, including the global distribution system.

Transfer. The voluntary or compulsory giving to another, directly or indirectly and by operation of law or otherwise, of all or any part of that which is being transferred by any means or device, including an assignment, transfer, conveyance, security interest, Encumbrance, divestiture, sale, disposition, pledge, foreclosure, levy, attachment, execution, trade, lease, sublease, gift, bequest, inheritance or delegation.

Uniform System. The “Uniform System of Accounts for Hotels” (Hotel Association of New York City, Inc.,) as revised periodically, which, as of the Effective Date, is the Ninth Revised Edition, 1996, as modified by this Agreement and the System, and, if not addressed by any of the above, generally accepted accounting principles. The editions to be applied to any particular matter are the editions that were in effect at the time the matters in question occurred. If a matter spans more than one edition, each such edition will apply to the matter for the period of time when such edition was in effect.

W.A.R.N. Act. As defined in Section 5.3.

Words and Phrases. Whenever any of the words and phrases in each subparagraph below are used in this Agreement, whether capitalized or not capitalized, the sentence in which they are used must be read as if the other words and phrases in such subparagraph appear in the same sentence so that the meaning and interpretation of each applies to that sentence in the broadest sense, eliminating any obvious contradictions or inconsistencies.

“According to” “in compliance with” “as required by” and “meet” with respect to this Agreement, the System, the Operating Standards and the Construction Standards.

“Approval”, “consent”, “permission” and “authorization” with respect to Owner’s or Manager’s approval.

“In or at Manager’s discretion” or similar words are to be read as “in Manager’s reasonable discretion. “Sole” discretion means “in Manager’s absolute discretion without any limitation whatsoever”.

“In default of”, “in breach of”, “in violation of”, “defaults”, “breaches”, “failure to perform”, and “violates” with respect to a party’s obligations under this Agreement.

“Includes”, “such as”, “for example” are not intended to limit the listing that follows. The listings are examples or illustrations. The words should be read as if the words “without limitation” or “but not limited to” or a similar phrase appears after them.

“May”, “at its option”, “is entitled to” and “has the right to” are all permissive and the decision is at the applicable party’s sole discretion.

“Shall”, “should”, “must” and “will” are all obligatory.

“Terms”, “covenants”, “conditions”, “obligations”, “provisions” and “requirements” with respect to a referenced document.

“With respect to”, “pursuant to”, “under”, “in connection with”, “arising out of”, “related to”, “resulting from” and “by reason of” in all references.

“Without any liability”, “without having or assuming any liability”, “creates or assumes no liability”, “has or assumes no liability”, “gives rise to no liability” including “whatsoever” in each case. Each all of the following words includes the others: “liability” “duty”, “responsibility” and “obligation”.

Working Capital. Funds supplied by Owner in an amount sufficient to pay the Expenses and Permitted Deductions and any other expenses that Manager is required or authorized to pay pursuant to this Agreement to provide for the on-going Operation of the Hotel for the then-current month and the next succeeding month (or months, taking seasonality into account), including: (i) food and beverage inventory; (ii) petty cash required in the ordinary course of business; (iii) estimated payroll; and (iv) the estimated accounts payable.

ARTICLE 2

TERM

2.1 Operating Term. The initial Operating Term commences on the Effective Date and expires on the fifth (5th) anniversary of the Opening Date.

2.2 Renewal of Operating Term. If neither party gives the other party notice at least ninety (90) days prior to the end of the then-current Operating Term, the then-current Operating Term is automatically renewed through the next anniversary of the Opening Date on the same terms unless otherwise agreed in writing.

ARTICLE 3

CONSTRUCTION

3.1 Opening the Hotel. The parties anticipate that Manager will take over the management and operation of the Hotel, and the Opening Date will occur, on the Effective Date.

3.2 Cost. Owner is solely responsible for the entire cost of all of the activities contemplated by this Article.

3.3 Signage. As soon as practicable, or in any event within sixty (60) days, following the Opening Date, Owner will arrange, at Owner’s cost and expense, for the installation of signage on and within the Hotel prominently displaying the appropriate Marks, subject to Manager’s approval and in compliance with the System and Legal Requirements. Owner, subject to Legal Requirements, will install temporary signs on the Hotel site during any Construction prominently displaying the appropriate Marks, subject to Manager’s approval and in compliance with the System.

3.4 Limitation on Manager’s Responsibility. To the extent that Manager reviews or inspects any Construction performed at the Hotel, it assumes no duty to review, inspect or approve such Construction with respect to compliance with the Construction Standards, construction means, methods or techniques, or compliance with any Legal Requirements, including the Americans With Disabilities Act. Manager’s inspections, reviews or approvals are solely for the purpose of determining the progress of Construction and approving the re-opening of any or all of the Hotel (to the extent the Hotel, or any portion thereof, is closed during such Construction). Manager’s approval of the Plans and the occurrence of the Opening Date is a permission only, and not an assurance, guarantee, representation or warranty: (i) that the Hotel or any portion thereof has been Constructed in accordance with the Construction Standards; or (ii) with respect to the qualifications, capabilities, suitability, adequacy or performance of any Person involved in the Construction; (iii) that all or any part of the Construction or Hotel is safe, suitable, fit or proper for its intended use or purpose; (iv) that the Construction has been performed in a workmanlike manner or in compliance with all Legal Requirements; or (v) as to the reasonableness or accuracy of any cost estimates. This applies even though Manager may have commented on any of these matters in connection with any inspections, reviews or approvals. Manager has no liability to Owner, Owner’s Affiliates or any Third Party with respect to any Construction or Owner’s activities.

3.5 Initial Improvements.

(a) As soon as practicable following the Effective Date, Owner is to undertake certain Construction to upgrade and renovate the Hotel. Manager shall facilitate such Construction on behalf of Owner but Owner shall be responsible for such Construction and the completion thereof. Such Construction is described on Schedule 3.5 (the “Initial Improvements”) and will be effected pursuant to a scope of work and terms, plans, specifications and standards developed by Manager in consultation with Owner and approved by Owner (such approval not to be unreasonably withheld or delayed). The costs of the Initial Improvements shall be paid from the Reserve Fund Account, taking into account the need for Reserve Fund Work at the Hotel. Owner shall diligently prosecute the Initial Improvements, to the extent funds are available therefor in the Reserve Fund Account, and provision therefor shall be included in the Annual Plan. Manager shall have the rights set forth in Section 3.5(b) if the Initial Improvements are not completed by the first anniversary of the Effective Date. In connection with the Initial Improvements, Owner and Manager (or an Affiliate of Manager) may, upon approval by Owner, enter into a purchasing agreement in a form proposed by Manager and approved by Owner, and Manager or such Affiliate will be entitled to receive certain fees thereunder, which fees also shall be in addition to the Management Fees and other amounts payable to Manager under this Agreement. In addition, it is anticipated that an employee of Manager may be utilized to perform certain limited construction supervision services for the Initial Improvements on behalf of Owner. Owner will (i) be entitled to approve such individual and (ii) reimburse Manager for (A) all reasonable travel, lodging, telephone and other expenses incurred by such employee that are directly related to his or her performance of such services and (B) the pro rata portion of such employee’s total monthly compensation (including benefits) based upon the number of days (or partial days and including travel time) in any given month in which such employee performs such services on behalf of Owner.

(b) the Initial Improvements are not completed, as determined by Manager in its reasonable judgment, by the first anniversary of the Effective Date, then (i) at any time thereafter Manager may at its option terminate this Agreement upon at least six (6) months prior written notice to Owner (and Manager will not be entitled to receive the Special Termination Fee in connection with any such termination); and (ii) at any time after the second anniversary of the Effective Date, Manager may at its option, upon six (6) months prior written notice to Owner, exclude the use of the “Radisson” name and other Marks in connection with the operation of the Hotel, and in such case Manager shall be entitled to continue to manage the Hotel subject to and in accordance with the terms of this Agreement (other than any terms hereof requiring the Hotel to be operated under the “Radisson” brand or Marks or as a System Hotel) and thereafter the Hotel shall not be included in the centralized reservation system operated for System Hotels (but upon Owner’s request, Manager shall consult with Owner concerning the procurement from a Third Party of a franchise or license agreement for the operation of the Hotel under another hotel brand and for the inclusion of the Hotel in any centralized hotel reservations system offered by a Third Party). The foregoing remedies set forth in clauses (i) and (ii) of this Section 3.5(b) constitute Manager’s sole remedies in the event of a failure by Owner to complete the Initial Improvements. With respect to any period following the exclusion of the “Radisson” name and Marks from the Hotel pursuant to Manager’s exercise of the remedy set forth in the foregoing clause (ii), Manager shall not charge the Hotel for the Reservations Fee, the Marketing Contribution or other reservations, training, orientation or other System-program charges that are payable by System Hotels but not by non-System Hotels managed by Manager (but Manager in any event shall continue to be entitled to receive the Management Fees and Reimbursable Expenses payable to it hereunder, and Owner acknowledges and agrees that, if pursuant to the agreement of Owner and Manager the Hotel becomes affiliated with another hotel system, Owner will be required to pay reservations, training, marketing and other charges to the extent payable by hotels that participate in such other hotel system).

3.6 Construction. The Construction pursuant to the Initial Improvements and all future Construction must comply with the System and all Legal Requirements. The process set forth below applies to the Construction pursuant to the Initial Improvements and all future Construction involving’ an estimated cost in excess of $25,000:

(a) Professional Services. Owner will engage only experienced and licensed, where applicable, architects, engineers, contractors, interior designers and other design and

Construction professionals, and will give due consideration to any opinions that Manager might express.

(b) Cooperation. Owner, and Persons under its Control, will cooperate with Manager in the exchange of all information and the exercise by Manager of any of its rights and obligations under this Agreement.

(c) Approvals. Prior to the Construction Commencement Date, and at the various stages of their development, Owner will submit the conceptual, preliminary and final drawings, plans and specifications (“Plans”) to Manager for approval. Before ordering, Owner must submit samples, specifications and such other information requested by Manager with respect to the FF&E and OS&E for Manager’s approval based on the System. After any of the Plans are approved, they become a part of the “Approved Plans”. Manager will review the Plans in a timely manner taking into account Owner’s needs and the overall demand on Manager’s resources.

(d) Construction. Owner will be responsible for the Construction of the Hotel in compliance with the System, and other reasonable requirements imposed by Manager in the ordinary course of business, except as modified by the Approved Plans, but subject to compliance with all Legal Requirements, including the Americans With Disabilities Act (“Construction Standards”). Owner must retain a licensed architect who will conduct inspections for this purpose. Owner must not vary in any material respect from the Construction Standards without Manager’s approval. Because Manager will not be reviewing the Plans in detail, Owner must specifically apply for a waiver as to any particular Construction Standard or Manager may enforce compliance at any time. Owner’s contracts with Owner’s Construction professionals must contain a provision requiring the professionals to Construct the Hotel in accordance with the Construction Standards. After the Opening Date, Owner will not perform any Construction or make any architectural, structural, design or decorating changes to the Hotel without Manager’s approval.

(e) Manager’s Inspection. Owner will provide Manager with access to the Hotel, or affected portions thereof, during the Construction process at all reasonable times. Manager may inspect the Hotel during Construction to determine the progress of Construction. Manager assumes no duty to look for any deviations from the Construction Standards. Owner acknowledges and agrees that the Hotel is to be open and operating during the Construction pursuant to the Initial Improvements. Such Construction shall be prosecuted in a manner so as not to unduly interfere with the Operation of the Hotel.

(f) Opening the Hotel. If the Hotel is closed as part of any Construction, the re-opening thereof cannot occur until Manager and Owner have determined that the applicable requirements have been met. Manager is not liable for delays or losses caused by Manager’s failure to give its approval to allow the re-opening to occur.

(g) Non-Hotel Facilities. Owner agrees that any facilities subsequently Constructed after the Effective Date, which are under Owner’s control and are a part of the Project, but not subject to Manager’s Operation under this Agreement (“Non-Hotel Facilities”) must be constructed, completed, equipped, furnished, operated and maintained to a standard comparable to that required of this Hotel, and that such facilities must be continuously available for use by Hotel guests. Owner will furnish Manager such information with respect to the Non-Hotel Facilities as is reasonably necessary for Manager to make a determination whether the standard for Non-Hotel Facilities is being met.

(h) Changes. Once approved, Owner will not make any material changes to the Approved Plans, or any other information submitted to Manager without Manager’s approval.

ARTICLE 4

GENERAL HOTEL OPERATION

4.1 Opening the Hotel. The Opening Date (or any re-opening if the Hotel is closed in connection with any Construction) may not occur until, in the exercise of Manager’s reasonable discretion: (i) the Hotel staff is ready to receive guests and render service in compliance with the System and this Agreement; and (ii) all necessary Governmental Permits have been obtained. In the event the Hotel is closed in connection with any Construction, the Hotel must not re-open without Manager’s and Owner’s joint approval.

4.2 Name. Manager will Operate the Hotel under the name “Radisson Hotel Central Dallas.” Owner will not change the name of the Hotel without Manager’s approval, which may be withheld in Manager’s sole discretion.

4.3 Appointment of Manager. Owner appoints Manager as Owner’s exclusive agent to Operate the Hotel during the Operating Term in accordance with the Operating Standards, and Manager accepts such appointment and agrees to so Operate the Hotel subject to the other provisions of this Agreement. Manager may perform certain of its obligations through its Affiliates. In such cases, Manager will still be directly responsible to Owner, and Owner’s obligations pursuant to this Agreement will still run directly to Manager.

4.4 Manager’s Corporate Staff Employee and Affiliates’ Services. Manager will provide the following services directly or through its Affiliates. Notwithstanding that Manager is Owner’s agent in Operating the Hotel, the services provided pursuant to this Section will be provided in its capacity as an independent contractor on a basis comparable to that Manager and its Affiliates provide generally to other System Hotels.

(a) Reservation services through the Reservation System. (The Reservation System may refer individuals attempting to make a reservation at the Hotel to hotels operating under a brand name of one of Manager’s Affiliates when: (i) the Hotel is not in the area where the individual wants to stay; (ii) the Hotel is fully booked; (iii) the Hotel does not meet the individual’s requirements in other respects; or (iv) the individual is not going to make the reservation at the Hotel, but the reservation can be secured for an Affiliate so that the individual’s needs are met.)

(b) Marketing efforts directed towards generating business for the Hotel and all other System Hotels with the Marketing Contribution funds and any other of Manager’s funds that Manager, in its sole discretion, makes available for this purpose. These Marketing efforts are in addition to those Manager performs with the Hotel’s Gross Revenues as otherwise set out in the Annual Plan.

(c) Purchasing programs utilizing the buying power of Manager, its Affiliates and the businesses they manage and franchise.

(d) Property Management and Point of Sale systems, currently in the form of HARMONY developed to facilitate the Operation of the Hotel and its integration into the System.

4.5 General Duties and Authority of Manager. Manager will Operate the Hotel subject to the following:

(a) Manager and Hotel Employees selected by Manager will enter into written employment contracts that Manager deems to be reasonably necessary or advisable in connection with the Operation of the Hotel. Such contracts will be in Manager’s name and, subject to Section 5.2, Manager is required to obtain Owner’s approval only if such contract: (i) obligates Owner for more than $100,000 (subject to annual increases of five percent), inclusive of benefits; (ii) has a term of more than one year; or (iii) cannot be cancelled without cause or without a cancellation payment upon not more than ninety (90) days notice. Amounts payable under such contracts shall be expenses of operating the Hotel.

(b) Manager will determine and implement the terms of admittance, charges for rooms and commercial space, and charges for entertainment, food and beverages. Manager will establish reasonable policies that provide for: (i) charging varying rates to different customers or groups of customers; (ii) permitting individuals to occupy guestrooms at rates lower than published rates or free of charge; and (iii) permitting individuals to dine at the Hotel’s restaurants and lounges free of charge.

(c) Manager will notify and consult with Owner and obtain Owner’s consent (which shall not be unreasonably withheld or delayed) prior to engaging in any negotiations with any labor union lawfully entitled to represent employees of the Hotel. Manager will keep Owner advised of the progress of any such union negotiations, and Owner’s representatives may attend those negotiations. Manager will present all collective bargaining agreements and labor contracts to Owner for its approval, which shall not be unreasonably withheld or delayed.

(d) Manager will initiate, settle or otherwise dispose of litigation, or claims which might give rise to litigation, including the adjustment of insurance claims, in Owner’s name. However, Manager will not take any action with respect to such matters without Owner’s approval where the amount in controversy exceeds $25,000 (subject to annual increases of five percent (5%)).

(e) Manager may provide Corporate Staff Employees and other Manager representatives visiting the Hotel on a temporary basis related to Manager’s Operating the Hotel with free room, board and amenities.

(f) Manager may authorize unbudgeted Capital Expenditures totaling no more than $25,000 (subject to annual increases of five percent (5%)) in any Fiscal Year when reasonably necessary.

(g) Manager and Hotel Employees will present all leases and concessions for restaurants, food service and other facilities within the Hotel to Owner for approval and signing.

(h) Manager will use reasonable efforts to purchase goods and services for the Hotel on reasonable terms taking into account customary factors, including price, quality, quantities, delivery dates and Operating Standards. In addition, unless Owner directs Manager not to do so, Manager may supply OS&E, FF&E and other goods and services used in the Operation of the Hotel under terms and conditions that may include a profit element, or purchase such items from Affiliates who charge a fee for their services. Manager will review these matters with Owner at Owner’s request and Owner, at any time, may require the Hotel Employees to solicit and obtain bids for such purchases and submit them to Owner for approval. For material purchases to be made from the Reserve Fund Account in any Fiscal Year, Manager, in the applicable Reserve Fund Work Budget, will propose the method for making such purchases for Owner’s approval. Notwithstanding anything in this Section (h) to the contrary, Manager will purchase certain FF&E, OS&E and other goods and services from specific suppliers that have been approved by Manager, including Manager or its Affiliates, where such requirement is imposed generally on System Hotels. Manager shall obtain Owner’s prior approval of any contract with a service provider entered into at any time after the Opening Date if such contract (i) obligates Owner for more than $25,000, (ii) cannot be cancelled without cause or without a cancellation payment upon not more than ninety (90) days notice or (iii) contains an indemnity of the service provider by the Hotel or by Owner for causes other than those caused by Owner’s willful misconduct or gross negligence. If Owner does not approve or disapprove any such contract requiring Owner’s approval within ten (10) business days after such contract is submitted to Owner, then Manager may deliver written notice to Owner stating that Owner shall be deemed to have approved the contract submitted by Manager if it does not approve or disapprove such contract within five (5) business days after the giving of such notice. If Owner does not approve or disapprove any such contract within such further five (5) business day time period, Owner shall be deemed to have approved such contract.

(i) Manager and its Affiliates may receive and keep payments from suppliers for their own accounts where such payments are based on volume purchasing programs for System Hotels, which programs are available to System Hotels generally at prices and on commercially reasonable terms negotiated periodically by Manager or its Affiliates.

(j) To the extent funds in the Operating Accounts are sufficient to do so, and unless otherwise instructed by Owner, Manager shall pay from the Operating Accounts all amounts necessary to discharge Owner’s obligations under ground or other leases affecting the Hotel and any Mortgages and Impositions relating to the Hotel, and Manager shall furnish to Owner, upon request, evidence that all such amounts have been paid. To the extent the terms thereof both (i) are expressly identified in writing by Owner to Manager and (ii) directly affect or relate to the responsibilities of, or would reasonably be executed to be performed by, Manager in connection with the management of the Hotel in accordance with the terms of this Agreement, Manager shall exercise all reasonable efforts to operate the Hotel in accordance with the terms of any ground or other leases affecting the Hotel and any Mortgages; provided, however, that Manager shall not be deemed to be in default with respect to its agreement to so operate the Hotel unless both (x) it has in fact failed to perform such terms and such failure continues beyond the notice and applicable cure period provided for under this Agreement and (y) Owner has received written notice of default concerning such non-performance from the applicable lessor or Mortgagee. To the extent that Manager is responsible hereunder for effecting, or arranging for, any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Hotel, Manager shall exercise all reasonable efforts to prevent any liens from being filed against the Hotel in connection therewith. Manager and Owner shall cooperate fully in obtaining the release of any such liens.

4.6 Operation at Owner’s Expense. Manager’s actions with respect to performing its obligations under this Agreement are solely for Owner’s account. Unless specifically stated in this Agreement that Manager is to bear an expense, and that the expense is not to be charged to the Hotel or the Owner, all expenses, debts and liabilities incurred by Manager in performing such duties are chargeable to the Hotel and are Owner’s responsibility. If the Operation of the Hotel does not generate adequate funds to pay such expenses, Owner will promptly deposit the required amount into the Operating Account or the Reserve Fund Account, as applicable. Owner agrees that, with respect to the time periods set forth on Schedule 4.6 attached hereto (which are time periods following the Effective Date), it will provide funds for the operation of the Hotel as contemplated by such Schedule (with the funds shown thereon to be provided at “0 Days” to be provided and available on the Effective Date). Nothing in this Section shall be deemed to permit Manager to circumvent the limitations on Manager’s authority to incur expenses or make expenditures on behalf of Owner under this Agreement.

4.7 Impositions. Owner will pay all Impositions prior to delinquency, and, at Manager’s request, furnish Manager with evidence that they have been paid. However, Owner, in good faith, may contest the validity or amount of any Impositions by appropriate proceedings, so long as such proceedings do not interfere with the Operation of the Hotel or result in a default under any Mortgage or other Encumbrance. Owner will pay all Impositions being contested unless the collection or enforcement of any lien securing the payment is stayed while the matter is pending.

4.8 Owner’s Assistance: Asset Manager. As a condition precedent to Manager’s obligation to perform its responsibilities under this Agreement, Owner will assist Manager with respect to those matters that are within Owner’s control, as may be necessary: (i) to keep the Hotel open and Operating in accordance with the Operating Standards, as determined in Manager’s discretion; and (ii) to enable Manager to exercise its rights and perform its obligations related to this Agreement. The parties acknowledge that Owner has engaged the Asset Manager to advise Owner with respect to the operation of the Hotel. The Asset Manager shall not have any authority to manage the Hotel or to perform any of the responsibilities of Manager hereunder, but to the extent that Owner authorizes the Asset Manager to act on Owner’s behalf hereunder and notifies Manager in writing of such authority and any limitations thereon, Manager shall be entitled to rely upon consents, approvals, instructions and other actions of the Asset Manager within such authority and limitations as if such actions were taken directly by Owner, unless and until Manager is notified in writing to the contrary in writing by Owner.

4.9 Manager’s Expenses. The supervisory services of Manager’s or its Affiliates’ Corporate Staff Employees rendered in connection with the Operation of the Hotel, other than Reimbursable Expenses, will be provided by Manager at its expense and not charged to the Operation of the Hotel or Owner. Except for this obligation, and unless specifically stated in this

Agreement that Manager is to bear an expense, and that the expense is not to be charged to the Hotel or the Owner, Manager: (i) is not liable for any expenses, debts or liabilities for its own account; and (ii) is not obligated to advance any of its own funds with respect to the performance of its obligations under this Agreement and the Operation of the Hotel.

4.10 Manager’s Right to Perform Owner’s Obligations. If Owner fails to make any payment, including fees or other amounts owed to Manager and its Affiliates pursuant to this Agreement, or to perform any of its other obligations pursuant to this Agreement and such failure shall continue for ten (10) business days after Manager has given written notice thereof to Owner, Manager, at its sole discretion and without further notice to, or demand upon, Owner, and without waiving or releasing Owner from any obligations under this Agreement, may make such payment, either with its own funds (an “Advance”) or with funds withdrawn for such purpose from the Operating Account, or perform such obligation. Owner will reimburse Manager on demand for all Advances, and all necessary incidental expenses incurred by Manager in connection with the performance of any such obligation (if not paid from the Operating Account), together with interest at the lesser of eighteen (18%) per year or the highest lawful rate permitted by Legal Requirements from the date such Advance or expenditure is made.

4.11 Manager’s and Affiliates’ Liability. Notwithstanding any other provisions of this Agreement, neither Manager, in its capacity as agent or independent contractor, nor any of its Affiliates providing goods or services pursuant to this Agreement is responsible for, and Owner will make no claims against any of them on account of, any errors of judgment made in good faith in performing their responsibilities or providing goods and services pursuant to this Agreement.

ARTICLE 5

PERSONNEL

5.1 Hotel Employees. Subject to Section 4.5(a), Manager will establish and implement all employment policies for Hotel Employees, including salaries, wages, fringe benefits, other compensation, recruitment, hiring, relocation, transfer, discharge and retirement, severance and other benefit plans in accordance with Manager’s standard policies, subject to reasonable variances Manager establishes for the Hotel.

5.2 Manager’s Employees. Initially, all Hotel Employees will be employees of Owner, but, subject to the third and fourth sentences of this Section and the provisions of Section 4.5(a), Manager shall be responsible for and shall have the sole and exclusive right to hire, promote, discharge, supervise, train and determine the terms of employment of the Hotel Employees. Effective January 1, 2002, Manager will employ substantially all of the Hotel Employees (in any event a sufficient number thereof to avoid the notification requirements of the W.A.R.N. Act) and will provide such employed Hotel Employees credit for length of service with respect to benefits and vacation. Manager shall obtain the approval of Owner before hiring the general manager, controller and director of sales and marketing of the Hotel. Owner’s approval for the hiring of such employees shall be obtained as follows: Manager shall submit to Owner the resume of its candidate for each such position, and Owner shall have the right to approve or reject such candidate. If Owner fails to approve or reject any such candidate within five (5) business days after receipt of the applicable resume or resumes, the applicable candidate shall be deemed approved by Owner. Notwithstanding the provisions of Section 5.1, 5.4 and this Section 5.2 or any other provision of this Agreement, all costs, expenses and liabilities relating to Hotel Employees shall be expenses of operating the Hotel and the responsibility of Manager for acts or omissions of Hotel Employees shall not extend beyond responsibility for the gross negligence or willful misconduct of the members of the Executive Committee. Manager acknowledges, however, that the members of the Executive Committee have the duties specified in the first sentence of Section 5.1 with respect to other Hotel Employees.

5.3 Termination. Upon termination or expiration of this Agreement, Owner and Manager will take such actions as may be reasonably necessary, and which are consistent with the Operating Standards, to mitigate any loss, cost, claim, liability or expense with respect to Hotel Employees resulting from such termination or expiration. In addition to its obligation to pay all employee related expenses during the Operating Term and any extensions thereof, Owner agrees to pay to Manager amounts due Hotel employees arising out of termination of this Agreement, including, without limitation, salaries, employee benefits, bonuses and severance and vacation pay accrued as of the date of termination. Owner also agrees to reimburse Manager for any claims relating to termination, such as “wrongful termination” claims or state or federal plant closing law claims (e.g., Federal Worker’s and Adjustment and Retraining Notification Act (“W.A.R.N. Act”) claims or similar state laws). These obligations of Owner will survive termination of this Agreement. In connection with any termination of this Agreement, Manager shall, unless otherwise requested in writing by Owner, give notice of termination of employment to all Hotel Employees containing such information as is required by any severance policy applicable to such Hotel Employees and the provisions of any applicable federal or state plant closing or similar laws. The notice to Hotel Employees shall be given at a time agreed upon by Owner and Manager or, in the absence of such agreement, within ten (10) days after notice of termination of this Agreement is given by Owner or Manager, as the case may be.

5.4 Temporary Assignments. Manager, in its discretion, may assign Corporate Staff Employees or employees from other System Hotels to the Hotel on a temporary basis. Such assignments will be provided for in the Annual Operating Budget, unless the additional needs are not reasonably anticipated at the time the Annual Operating Budget is prepared or arise due to emergencies. If not anticipated, Manager will obtain Owner’s approval. If due to an emergency, Manager will assign such employees to the Hotel and advise Owner of the needs and details as soon as reasonably possible. All such Corporate Staff Employees and other System Hotel employees will be considered as Hotel Employees for all purposes pursuant to this Agreement while on assignment at the Hotel. In addition, the Reimbursable Expenses of both categories of such employees will be charged to the Hotel as an Expense and Permitted Deduction.

ARTICLE 6

ANNUAL PLAN

6.1 Preparation and Approval. Manager shall submit an interim operating budget for the first Fiscal Year within thirty (30) days after the Effective Date, with such interim operating budget to include a cash forecast and Manager’s estimate of the Gross Revenues and Expenses and Permitted Deductions of the Project for the first Fiscal Year. Manager will submit the Annual Plan for each Fiscal Year after the first Fiscal Year at least forty-five (45) days prior to the beginning of each such Fiscal Year. Manager will include in the proposed Reserve Fund

Work Budget the estimated costs for Reserve Fund Work and will include in the Capital Expenditure Budget the estimated costs for Capital Improvements. The Reserve Fund Work Budget and the Capital Expenditure Budget each will include the method for handling the accomplishment of the work contemplated thereby, any technical assistance needed and its cost, and the estimated schedule for planning, beginning and completing the work. Owner shall give its written approval or disapproval of the Annual Plan not later than thirty (30) days after its submission to Owner. If Owner does not approve or disapprove such Annual Plan within twenty (20) days after its submission to Owner, then Manager may deliver written notice to Owner (with a copy to Owner’s counsel as required by Section 23.12) stating that Owner shall be deemed to have approved the Annual Plan as submitted by Manager if it does not approve the Annual Plan within ten (10) days after the giving of such notice. If Owner does not approve or disapprove such Annual Plan within such ten (10)-day period, then Owner shall be deemed to have approved the Annual Plan as submitted by Manager.

6.2 Failure to Approve.

(a) If Owner objects to all or any portion of the Annual Plan submitted by Manager, then Owner shall notify Manager as soon as reasonably possible of the reasons for its objections, and Owner and Manager shall use their good faith efforts to agree in respect of the items to which Owner objects. Pending agreement being reached, Manager will continue to Operate the Hotel in accordance with those parts of the Annual Operating Budget that Owner has approved. As to any parts not approved, Manager will continue to Operate the Hotel in the new Fiscal Year at levels of expenditure comparable to those of the Annual Operating Budget for the preceding Fiscal Year with suitable adjustments for other factors, including the volume of business, inflation, local business climate, competition, this Agreement and compliance with the Operating Standards.

(b) Owner will not withhold its approval with respect to any portion of the Capital Expenditure Budget if, in Manager’s reasonable opinion, the expenditures are reasonably necessary to resolve physical issues (in addition to those addressed in Section 3.5 in the Initial Improvements) with the Hotel that, in Manager’s reasonable opinion, adversely impact the Hotel’s compliance with the Operating Standards. If Manager determines that Owner has not complied with the previous sentence, then Manager may issue Owner a notice of intent to terminate this Agreement. If Owner thereafter fails to cure such physical deficiencies within ninety (90) days after the issuance of such notice, then Manager shall be entitled to give to Owner notice of termination of this Agreement, whereupon this Agreement shall terminate upon the expiration of thirty (30) days after the giving of such notice. Such termination shall be Manager’s sole remedy, and Manager shall not be entitled to receive the Special Termination Fee in connection therewith.

6.3 Periodic Monitoring. Manager will monitor the Annual Plan throughout the Fiscal Year. If Manager considers it necessary to revise any portion of the Annual Plan during the Fiscal Year, whether due to volume of business, local business climate, competition, changed trading climate, unforeseen capital requirements or for any other reason, Manager must submit such revisions with an appropriate explanation to Owner for approval as soon as reasonably possible. The principles established in Sections 6.2 (a) and (b) apply to the approval process in this Section.

6.4 Qualifications. Manager will use commercially reasonable efforts to Operate the Hotel in accordance with, and to achieve the results projected in, the Annual Plan. While the Annual Plan is an estimate only, Manager will prepare it using assumptions that Manager believes to be reasonable at the time of its preparation. The Hotel’s actual results may differ from the projected results, and Manager does not guarantee, warrant or represent that the actual financial or other results will conform to the Annual Plan. Nevertheless, Manager shall not, without Owner’s approval, incur discretionary expenses (meaning expenses other than those that meet all of the following criteria: (i) they are required to be incurred for the operation of the Hotel in accordance with the Operating Standards, (ii) they are determined by a Third Party or Governmental Authority and (iii) they are not within the reasonable control of Manager, such as utilities and energy expenses, minimum wages under collective bargaining agreements, taxes and insurance premiums) in any full Fiscal Year that cause the total amount expended, with respect to any expense category listed on Schedule 6.4 for any full Fiscal Year to exceed the amount budgeted therefor in the applicable Annual Plan by more than five percent (5%) of such budgeted amount; provided, however, that the foregoing shall not apply to expenses incurred to mitigate emergencies at the Hotel or to variable expenses to the extent of any increase in Gross Revenues with respect to which such expenses are variable. Notwithstanding any other provision in this Agreement, this Section qualifies any and all references to the Annual Plan in this Agreement and any and all authority of Manager to incur, create, pay or receive reimbursement from Owner for, costs and expenses incurred in connection with the operation of the Hotel. Owner and Manager agree that Capital Expenditures during any Fiscal Year may not exceed the amount budgeted therefor in the Annual Plan without the prior approval of Owner, except as provided in Section 4.5(f).

ARTICLE 7

BANK ACCOUNTS

7.1 Operating Account. Gross Revenues and additional funds supplied by Owner for Working Capital or other purposes, exclusive of funds deposited in the Reserve Fund Account, will be deposited in the Operating Account. Manager will open, maintain and have sole signatory authority over the Operating Account at all times (provided, however, that Owner shall have the authority to close the Operating Account but shall not otherwise have signatory authority thereon). All Expenses and Permitted Deductions and any other amounts that Manager is required or authorized to pay pursuant to this Agreement, subject to Section 7.3, will be paid out of the Operating Account. Manager may also maintain house banks or petty cash funds as reasonably required for Operating purposes. Notwithstanding the foregoing, Manager agrees that the Operating Account will be administered and maintained in accordance with any cash management agreement with any Mortgagee, provided that Manager has been furnished with copies of any such agreement.

7.2 Working Capital. Prior to the Opening Date, and after that as required, Owner will deposit the Working Capital into the Operating Account.

7.3 Reserve Fund Account. After the payment of all Expenses and Permitted Deductions, Manager, on or before the twenty fifth (25th) day of each month will transfer the Reserve Fund Payments from the Operating Account into the Reserve Fund Account. Cash received from the sale of the Hotel’s FF&E in the ordinary course of business will also be deposited into the Reserve Fund Account. If the Hotel’s Operation does not generate sufficient cash to fund the Reserve Fund Account with the Reserve Fund Payments, Owner, within thirty (30) days of Manager’s request, will provide the cash required to fund the Reserve Fund Account in accordance with this Section. Unless Owner and Manager specifically agree to the contrary, the entire balance of the Reserve Fund Account shall be spent each Fiscal Year. At the end of any Fiscal Year, any of the Reserve Fund Account not spent will be carried forward to the next Fiscal Year and will be in addition to the payments to be made into the Reserve Fund Account for such Fiscal Year. Subject to any other uses that may be specifically authorized in this Agreement, Manager and Owner will use the Reserve Fund Account only for the Initial Improvements, Reserve Fund Work and other work authorized in writing by Owner. Notwithstanding the foregoing, Manager agrees that the Reserve Fund Account will be administered and maintained in accordance with any Mortgage and/or cash management agreement with any Mortgagee, provided that Manager has been furnished with copies of any such agreement.

7.4 Remittances to Owner. From time to time, and at least monthly, Manager will remit all sums in the Operating Account in excess of the amount required for Working Capital to Owner.

7.5 Investments. Manager will deposit the funds in the Operating Account and the Reserve Fund Account into an interest bearing account or certificates of deposit, with due regard for the cash needs of the Hotel. Manager will use no other investment mediums without Owner’s approval. If Owner approves any other investment mediums, Owner bears all risk of loss with respect to funds and approved investments unless such loss results from Manager’s gross negligence or willful misconduct, in which event the risk of such loss will be borne by Manager (unless the same is fully reimbursed by insurance).

7.6 Withdrawals from Bank Accounts. Manager will designate the individuals who will have the authority to sign checks and other documents and instructions of withdrawal from the Operating Account and the Reserve Fund Account, provided such individuals are bonded or otherwise insured. Upon the termination or expiration of this Agreement, Manager will have no further rights to either of these accounts.

ARTICLE 8

BOOKS. RECORDS AND STATEMENTS

8.1 Accounting System. Manager will keep the Hotel’s financial books and records so that they reflect the results of the Operation of the Hotel in accordance with the Uniform System. Generally, Manager will interpret the Uniform System consistently with respect to System Hotels that it Operates. Manager will make all of such books and records available to Owner at all reasonable times for all reasonable purposes. Upon the termination or expiration of this Agreement, Manager will turn over the originals or copies of all of such books and records to Owner so as to insure the orderly continuance of the operation of the Hotel. After that, Owner will make them available to Manager at all reasonable times and for all reasonable purposes. In connection with a change for all System Hotels Operated by Manager generally, Manager may change the Hotel’s method of accounting to an “accounting period” system where an accounting period is generally a period of from 28 to 35 days and the Fiscal Year ends on or about December 31.

8.2 Statements. Within 30 days after the end of each month, Manager will deliver to Owner: (i) a profit and loss statement showing the results of the Hotel’s Operation for such month and the Fiscal Year-to-date; (ii) a balance sheet as of the close of such month; and (iii) a comparison with the Annual Operating Budget for the same month and Fiscal Year-to-date.

8.3 Independent Auditor. Manager will cooperate with an independent auditor of national or international repute having hotel experience, selected by Owner and approved by Manager (and the parties hereby approve Deloitte & Touche), so as to allow the independent auditor to deliver to Owner within one hundred and ten (110) days after the end of each Test Year an audited profit and loss statement showing the results of the Operation of the Hotel and an audited balance sheet for such Test Year. The auditor will also prepare and deliver a statement showing the calculation of the Management Fee for such Test Year. The cost of the annual audit shall be an Expense and Permitted Deduction.

ARTICLE 9

REPAIRS, MAINTENANCE AND CAPITAL IMPROVEMENTS

9.1 Maintenance and Repairs. During the Operating Term, Manager will Maintain and Repair the Hotel with funds from the Operating Account. However, with respect to portions of the Hotel for which Third Parties have Maintenance and Repair obligations through leases or otherwise, the Third Parties will bear such costs and Manager will monitor the performance of such Third Parties’ obligations under their agreements. Manager has no responsibility to repair or otherwise maintain the structural integrity of the Hotel or other matters relating to defects with respect to the Construction of the Hotel, all of which are Owner’s responsibilities. With respect to the condition of the Hotel as of the Effective Date, Owner acknowledges that certain elements thereof are not in good repair. Owner agrees to immediately and diligently assess and develop (in consultation with Manager and, as necessary, Third Party consultants) and implement plans mutually approved by Owner and Manager to repair and remedy the items listed in Schedule 3.5.

9.2 Reserve Fund Work. During the Fiscal Year, Manager will arrange for the Reserve Fund Work to be done in accordance with the Reserve Fund Work Budget. Manager will use reasonable efforts to schedule such work consistent with the balance in the Reserve Fund Account at any time and in accordance with the scheduled payments into the Reserve Fund Account and, notwithstanding any other provision hereof, Owner shall not be required to deposit additional funds (in excess of the Reserve Fund Payments) into the Reserve Fund Account unless the related additional expenditure has been expressly approved in writing by Owner in its sole discretion, either as part of the Annual Plan or otherwise (but the foregoing does not modify the Operating Standards or Manager’s rights under Sections 3.5 and 6.2(b)).

9.3 Capital Improvements. During the Fiscal Year, Manager or Owner, as applicable, will arrange for the Capital Improvements provided for in the Capital Expenditure Budget for that year to be made. Any Construction with respect to such Capital Improvements will be commenced and completed in accordance with Article 3. Except as otherwise provided in this

Agreement, Owner will make no Capital Improvements with respect to the Hotel without Manager’s approval.

9.4 Technical Assistance Services. Manager’s responsibilities under this Agreement with respect to Construction, Reserve Fund Work, Capital Improvements and Restorations include general co-ordination of the Hotel Operation with professionals retained by Owner to handle all aspects of such work. If Owner wishes to retain Manager or its Affiliates to perform additional technical assistance services with respect to any of these matters, the nature of the services must be documented by a separate, written agreement at an agreed upon fee.

9.5 Emergencies. Notwithstanding anything in this Agreement to the contrary or if specific expenditures were not included in the Annual Plan, if, at any time, Manager reasonably believes that: (i) a condition exists at the Hotel that needs immediate attention, including those needed to keep the Hotel Operating or relating to safety; (ii) Maintenance and Repairs, Reserve Fund Work or Capital Improvements are required to comply with any Legal Requirement or the requirements of any insurance company covering any of the risks against which the Hotel is insured; or (iii) expenditures are required to remedy any condition caused by a Force Majeure, Manager will first notify Owner and, as promptly as possible, take all steps and make all expenditures reasonably necessary to take care of the matter. However, if, in Manager’s reasonable opinion, an emergency exists and action needs to be taken before notifying Owner, Manager may act and then notify Owner as soon as reasonably possible after that.

9.6 HARMONY Upgrades. Manager will arrange for the purchase and installation and continuing maintenance of HARMONY and other equipment required in connection with the use of the Reservation System at the Hotel through Manager’s approved suppliers and Affiliates. Manager may periodically require the purchase of improved, modified or replacement components of the Reservation System and HARMONY. Manager is authorized to purchase, install and maintain the equipment required by Manager in connection with any such improvements, modifications and replacements. Manager will identify such expenditures in the Annual Plan, if known at that time, or obtain Owner’s approval for any material expenditure if the matter cannot wait until the next Fiscal Year. Neither Manager nor its Affiliates has any liability to Owner if either HARMONY or the Reservation System becomes inoperable or ceases to function due to equipment failure or for any other reason or cause.

9.7 Signage. Manager will arrange for the purchase of all interior and exterior signs for the Hotel in compliance with the System and as provided for in the Annual Plan. Signs that use the Primary Marks will be purchased from one of Manager’s designated suppliers. Manager reserves the right to revise and introduce new signs and other identification designs for System Hotels. When this occurs, Manager will arrange for modifying or replacing the then-existing signs and other identification used for the Hotel. Manager will identify such expenditures in the Annual Plan, if known at that time, or obtain Owner’s approval for any material expenditure if the matter cannot wait until the next Fiscal Year.

ARTICLE 10

COMPLIANCE WITH LAWS

10.1 Compliance by Manager. Manager will use prudent business judgement in Operating the Hotel in compliance with Legal Requirements and the requirements of any insurance companies covering any of the risks against which the Hotel is insured. If the cost of compliance exceeds $25,000 (subject to an annual increase of five percent) in any instance, Manager will promptly notify Owner.

10.2 Owner’s Compliance. Owner’s performance is subject to, and Owner will comply with, Legal Requirements and the requirements of any insurance companies covering any of the risks against which the Project is insured.

10.3 Right of Owner to Contest or Postpone Compliance. Notwithstanding Sections 10.1 and 10.2, if so permitted by Legal Requirements and not detrimental to the Operation of the Hotel, Owner may contest any Legal Requirements and insurance requirements, and postpone compliance pending the determination of such contest.

ARTICLE 11

FEES AND OTHER AMOUNTS PAYABLE

11.1 Base Management Fee, Reservations Fee and Marketing Contribution. For each Fiscal Year during the Operating Term, starting with the Opening Date, Owner will pay Manager the following fees, on or before the tenth (10th) day of each month, in the following percentages for the preceding month.

(a) A Base Management Fee in an amount equal to three and one-half percent (3.5%) of daily Gross Revenue (the “Base Management Fee”).

(b) A Reservations Fee in the amount of two percent (2%) of Gross Room Revenue (the “Reservations Fee”).

(c) A Marketing Contribution in an amount equal to three quarters of one percent (.75%) of daily Gross Room Revenue (the “Marketing Contribution”).

11.2 Incentive Fee. For each Fiscal Year during the Term, starting with the Opening Date, in addition to the fees provided for in Section 11.1, Owner will pay Manager an Incentive Fee (the “Incentive Fee”) in an amount equal to ten percent (10%) of the amount, if any, by which Net Operating Income for such Fiscal Year exceeds $1,150,000 (with such $1,150,000 amount being stated for full Fiscal Years and to be prorated, based on the number of days elapsed, in respect of any Fiscal Year that is less than a full Fiscal Year). The Incentive Fee for each Fiscal Year shall be payable on or before the tenth (10th) day following the delivery to Owner of the audited annual financial statements for each Fiscal Year pursuant to Section 8.3, and at the expiration or sooner termination of the Term.

11.3 Third Party Reservation Charges. For each Fiscal Year during the Operating Term, starting with the Opening Date, Owner will pay Manager: (i) a Third Party Reservation Charge of $3.90 for each System Reservation delivered through a Third Party System; and (ii) an Internet Reservation Charge of $2.50 for each System Reservation delivered through RHI’s Internet web site. Manager may increase the Third Party Reservation Charge and the Internet Reservation Charge from time to time to reflect the increased costs related to providing System

Reservations through these methods. The increase will apply to the Hotel as long as it is imposed generally for all System Hotels. These two reservations charges will be imposed unless the System Reservation for which the charge is made is cancelled in the Reservation System in the same manner in which it was made prior to the guest’s scheduled arrival at the Hotel. All charges pursuant to this Section 11.3 shall be on the same basis as and no less favorable than those imposed on other System Hotels managed by Manager in the United States.

11.4 Marketing, Training and Orientation Programs and Fees. Owner will pay Manager any fees assessed with respect to Marketing, training and orientation programs that exist now or in the future, and that are implemented generally for System Hotels. Manager may modify, eliminate and add such programs on a basis consistent with that for other similarly situated System Hotels from time to time and the assessments are subject to change by Manager at its sole discretion. The Hotel will be assessed the cost of the attending Hotel Employees’ travel, lodging, food and incidental expenses, and such reasonable amounts assessed by Manager generally to other System Hotels to recover Manager’s or its Affiliates’ costs with respect to training and orientation programs. The Hotel will be assessed the registration fee for the general manager to attend the System-wide business conference regardless of whether the general manager attends. All fees and costs covered under this Section 11.4 shall be in proportion to and no less favorable than those charged to other System Hotels managed by Manager in the United States.

11.5 Use of Marketing Funds. Manager will account for the Marketing Contribution in separate books of account, and furnish Owner, upon request, an annual statement of receipts and disbursements. Other than as specifically provided in this Agreement: (i) Manager and RHI decide, in their sole discretion, the nature and amount of all costs and expenses to be paid out of the Marketing Contribution to themselves, their Affiliates and Third Parties; (ii) the Marketing Contribution is not held in trust or escrow for the benefit of Owner or other System Hotels; (iii) neither Manager nor its Affiliates have any fiduciary duty with respect to the Marketing Contribution; and (iv) Owner has no rights of any kind with respect to the Marketing Contribution.

11.6 Annual Reconciliation. At the end of each Test Year following the annual audit, an adjustment will be made, if necessary, so that all fees and other amounts due Manager that are based on a percentage rather than fixed amount have been properly calculated and paid for the Test Year covered by such audit. Any sums due either Manager or Owner will be paid upon receipt of the applicable invoice.

11.7 Expense Reimbursement. Owner will reimburse Manager for all Reimbursable Expenses incurred by Manager in connection with the performance of Manager’s obligations pursuant to this Agreement.

11.8 Payment Authorization. Owner authorizes Manager (subject to the terms of any Mortgage or any applicable cash management agreement with any Mortgagee) to pay the fees and other amounts owed to Manager and its Affiliates out of the Operating Account in accordance with this Agreement and Manager’s then-current policy. As long as, pursuant to such authority, Manager has received all payments owing to it under this Agreement, Owner is not required to make the payment directly. If at any time, funds in these accounts are not sufficient to cover such payments, Owner will pay the amount of any shortfall within five days of its receipt of the applicable invoice. The foregoing provisions concerning compliance with the terms of any Mortgage or cash management agreement are not intended to, and shall not, excuse Owner from any payment obligation under the terms of this Agreement.

11.9 Interest. Fees, Advances and other amounts due Manager or its Affiliates that are not paid out of the Operating Account or the Reserve Fund Account when due will bear interest at the lesser of 18% per year or the highest lawful rate permitted by Legal Requirements.

11.10 No Right of Off-Set. Neither Owner nor Manager has any right, claim or defense of “offset” against the other. Manager may pay all fees and other amounts due Manager out of the Operating Account or, if the Operating Account does not have sufficient funds, Owner will pay all fees and amounts due Manager regardless of any claims or defenses that Owner may have or assert against Manager or its Affiliates.

ARTICLE 12

INSURANCE

12.1 Insurance Coverage. Owner will maintain insurance sufficient to provide Owner and Manager with reasonable and adequate protection in the Operation of the Hotel. The coverage to be maintained and the minimum limits required are set forth on the attached Schedule 12.1. In addition, Owner shall maintain such insurance as may be required by any Mortgage. The required coverages will be purchased so as to be in effect from the Opening Date. The companies providing such policies will be subject to Manager’s approval. All policies will name Owner, Manager, Carlson Hotels Worldwide, Inc., RHI and Manager’s, Carlson Hotels Worldwide, Inc.’s and RHI’s respective Affiliates as additional insureds, and will contain a provision that the policies may not be cancelled, amended or allowed to expire without ninety (90) days prior written notice to Manager. Owner will provide Manager with evidence acceptable to Manager that the required policies are in effect no later than the Opening Date (or possibly earlier as set out above), and annually after that, prior to the applicable policy’s expiration.

12.2 Purchase of Insurance. Owner is responsible for obtaining the required insurance coverage. If the Hotel is eligible to participate in Manager’s insurance program Manager, at Owner’s request, will arrange for such participation. Any insurance coverage obtained with respect to the Hotel is the primary coverage and must pay 100% of any losses incurred by Owner or Manager. Owner’s obligation to maintain the required insurance is not limited in any way because of any insurance that Manager or its Affiliates carry. Owner has no right to deny coverage of Manager’s losses and Owner has no right to any additional coverage obtained by Manager.

12.3 Waiver of Subrogation. As used herein, the term “Property Policy” means any fire and extended coverage or all-risk material and property damage insurance policy which is carried by or on behalf of either Owner or Manager or any of the other parties named in Section 13.1. Each of Owner and Manager agrees to obtain in each Property Policy evidencing any insurance it is responsible for providing hereunder language or an endorsement providing that any release from liability of or waiver of claim for recovery from the other party or any of the parties named in Section 13.1 entered into by the insured under such Property Policy prior to any loss or damage shall not affect the validity of the Property Policy or the right of the insured thereunder to recover, and providing further that insurer waives all rights of subrogation which such insurer might have against the other party or any of the parties named in Section 13.1. In addition to and without limiting or being limited by any other releases or waivers of claims in this Agreement, but rather in confirmation and furtherance thereof, to the extent not prohibited by law, Owner waives all claims for recovery from Manager and its agents, partners and employees and the Hotel Employees, and Manager waives all claims for recovery from Owner, Owner’s members, partners and their respective agents, partners and employees for any injury or damage to or theft, robbery, pilferage, loss or the loss of use of any of their respective property to the extent of proceeds recovered or recoverable under insurance policies maintained or required to be maintained hereunder. It is the intention of Owner and Manager that each of them and their respective Affiliates either be named as an insured or additional insured or be the beneficiaries of waiver of subrogation provisions, as applicable, under all. property, liability and other insurance procured and maintained in respect of the Hotel pursuant to this Agreement.

12.4 Owner’s Risk. The required insurance coverage is for Manager’s benefit and protection. Manager makes no warranty or representation that the policies are adequate for Owner’s needs. Owner assumes all risks in this respect and waives all claims against Manager with respect to these matters and with respect to any partial or fully uninsured claims.

12.5 Changes. Manager may make such reasonable changes to the insurance requirements consistent generally with changes with respect to other System Hotels, including requiring different or additional coverages, conditions and limits to reflect inflation, changes in standards of liability, higher damage awards in public or product liability litigation and business related liability, or other relevant changes in circumstances.

12.6 General Contractor’s Liability Insurance. Prior to the start of any Construction, Owner will require the appropriate Third Parties to procure and maintain commercial general liability insurance (including products, completed operations and independent contractors coverage) with limits of at least $15,000,000 naming Manager and its Affiliates as additional insureds, and statutory workers’ compensation insurance with employer’s liability limits of at least $1,000,000.

ARTICLE 13

INDEMNIFICATION AND LIMITATION OF LIABILITY

13.1 Indemnification by Owner. Owner assumes sole and complete responsibility for, and will indemnify and hold harmless Manager and its Affiliates and their respective partners, members, shareholders, directors, officers, employees and agents (the “Indemnified Parties”) against and from, all payments of money, including those with respect to fines, penalties, taxes, losses, damages, costs, expenses (including reasonable attorney fees, investigation expenses, court costs, deposition expenses, and travel and living expenses) (“Payments”) due to any claims, causes of action, investigations, administrative proceedings and demands (“Claims”) with respect to this Agreement, or the Construction or Operation of the Hotel, any occurrence at the Hotel, the presence of any hazardous materials on or under, or migrating from, the Hotel or the Hotel site or the environmental condition of the Hotel and the Hotel site, or any acts or omissions of Owner or anyone associated with Owner, including those caused by Manager’s or its Affiliates’ simple negligence and those for which Manager or its Affiliates might be held to be strictly liable, “wrongful termination” claims by Hotel Employees and violations of Legal Requirements, such as the Americans With Disabilities Act and the W.A.R.N. Act. Owner’s indemnification obligations: (i) do not apply to Payments based on Claims that are directly caused by Manager’s gross negligence or willful misconduct; (ii) do apply to all other Claims, including those based on: (a) theories of vicarious liability, including agency, apparent agency or employment or (b) failure to compel Owner’s compliance with the provisions of this Agreement; and (iii) do apply to Payments made by Manager, or for which Manager is responsible, in connection with Manager enforcing Owner’s obligations. For purposes of determining the Persons entitled to be indemnified under this Section and Persons who are considered to be acting on behalf of Manager for purposes of this Section, Hotel Employees other than the members of the Executive Committee shall not be deemed to be employees or agents of, or otherwise acting on behalf of, Manager. Notwithstanding any other provision of this Section, Owner shall in no event be required to indemnify an Indemnified Party from and against Claims that are directly caused by his, her or its own gross negligence or willful misconduct. Notwithstanding any contrary provision of this Section 13.1, Owner and Manager agree for the benefit of each other that, with respect to Payments and Claims covered by this Section, they will look for recovery first to the appropriate insurance coverages in effect pursuant to this Agreement, regardless of the cause of such Claim. Any payment pursuant to this Section 13.1 shall be treated as an Expense and Permitted Deduction to the extent that the basis of the Claim with respect to which the payment is made is an expense that would qualify as such under the definition of “Expenses and Permitted Deductions” set forth herein. Such payments otherwise shall be a cost of operating the Hotel, which shall be payable from the Operating Account (or if there are not sufficient funds available therein, by Owner) but shall not constitute a deduction in calculating Gross Operating Profit for purposes of Section 17.2 or Net Operating Income for purposes of determining the Incentive Fee payable hereunder.

13.2 Defense against Claims. Owner will defend Manager against all Claims for which Owner has an indemnification obligation under Section 13.1, provided that upon notice to Owner, Manager, in its sole discretion, may use its own counsel and may control such defense, but the cost thereof shall be an Expense and Permitted Deduction.

13.3 Continuation of Obligations. The indemnification and other obligations contained in this Article will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

ARTICLE 14

MARKS

14.1 Ownership. Manager is using the Marks and the system in the performance of its responsibilities pursuant to this Agreement. Owner acquires no rights to the Marks or the System pursuant to this Agreement or otherwise. Owner will not assert any ownership or other rights in the Marks or the System and will not take any action whatsoever to contest Manager’s proprietary interest in any of them.

14.2 Changes. Manager, from time to time in its sole discretion, may revise, update, amend, change, modify or supplement (“Modifications”) all or any part of the Marks or the

System. As soon as reasonably possible, Manager will cease using the former Marks or System and commence using the modified Marks or System with respect to the Operation of the Hotel. Manager will identify any such expenses associated with such Modifications in the Annual Plan if known at that time, or obtain Owner’s approval for any material expenditure if the matter cannot wait until the next Fiscal Year.

14.3 Defense or Enforcement of the Marks. Owner will immediately notify Manager of any circumstance or claim that Owner reasonably believes may affect Manager’s ownership or use of the Marks. If Owner is named as a party in any proceedings with respect to any such circumstance or claim, Owner must deliver copies of all relevant documents to Manager within seven days after receiving them, and tender the defense to Manager. Manager, at its expense, will defend against such circumstance or claim resulting solely with respect to the use of the Primary Marks. If Manager makes a determination with respect to any proceedings or negotiations in connection with the Marks through legal counsel, or there is an adjudication by a court of competent jurisdiction, that a Third Party’s right to all or any part of the Marks is superior to Manager’s, Manager will cease using that part of or all of the Marks with respect to the Operation of the Hotel. Other than Manager’s obligation to defend as set forth above, Manager’s decisions and actions with respect to this Section are not a breach by Manager under this Agreement, and gives Owner no claim for damages or other relief outside of this Agreement.

ARTICLE 15

CONFIDENTIAL AND PROPRIETARY SYSTEM INFORMATION

15.1 Right to Use. Owner will not use any Confidential or Proprietary System Information for any purpose other than with respect to the Construction and Operation of the Hotel pursuant to this Agreement.

15.2 Revisions. Manager may revise, update, amend, change, modify or supplement (“Revisions”) the Confidential and Proprietary System Information any time. Manager will continue to Operate the Hotel pursuant to such Revisions as they exist from time to time. Manager will identify any expenses associated with such Revisions in the Annual Plan if known at that time, or obtain Owner’s approval for any material expenditure if the matter cannot wait until the next Fiscal Year.

15.3 Ownership and Non-Disclosure. As between them, Manager and Owner each own the Hotel Data that is actually in their respective possession, and each of them, and their respective Affiliates and any Third Parties who have lawfully obtained Hotel Data, may use it without Manager or Owner being in default of this Agreement. If, upon the termination or expiration of this Agreement, Owner has not retained any Guest Data in its possession, Manager, at Owner’s request, will use reasonable efforts to provide the history of guests’ stays at the Hotel for the most recent 12 months, together with their names, addresses and telephone numbers. Reasonable efforts do not include manually copying the information or developing ways to retrieve this information from HARMONY that do not exist at the time of the request. As between Manager and Owner, Manager owns all other Confidential and Proprietary System Information. Owner will make no claim and has no rights with respect to such information other than those that are granted in this Agreement. Owner will divulge Confidential and Proprietary System Information only to Persons who must have access to such information in order to perform their responsibilities with respect to this Agreement or the Construction or Operation of the Hotel. Owner will use all reasonable means to protect the confidentiality of the Confidential and Proprietary System Information and will not communicate or make it available to, or use it for the benefit of, any unauthorized Persons. Manager shall not disclose to Third Parties or publish to the general public the financial or operating results of the Hotel without the prior written approval of Owner; provided, however, that Manager may make such disclosures of such information to its auditors and attorneys as reasonably required in the course of its business and may combine information concerning the Hotel’s financial and operating results with similar information concerning other System Hotels and disclose such combined data and information to hospitality research services, such as Smith Travel Research, Inc., to its auditors and attorneys and to the extent required as part of its franchise disclosure obligations. The provisions of this Section 15.3 shall not preclude Owner or Manager from making any disclosure as and to the extent required by applicable law.

15.4 Survival. This Article will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

ARTICLE 16

MUTUAL TERMINATION RIGHTS

The following are material defaults, which, if applicable to a party, entitles the non-defaulting party, in addition to and cumulative of any and all rights and remedies available to the non-defaulting party under this Agreement, at law or in equity, to terminate this Agreement upon notice to the defaulting party and without the opportunity to cure the default except as specifically set out in this Article: (i) filing a petition or pleading under any bankruptcy or insolvency laws, or if such a petition is filed against, and is not opposed by a party; (ii) the appointment of a permanent or temporary conservator, receiver or trustee for a party, or all or substantially all of a party’s property by any court having jurisdiction; (iii) making an assignment for the benefit of creditors or a written statement to the effect that a party is unable to pay its debts as they become due; (iv) the issuance of a levy, execution or attachment against all or substantially all of a party’s property, which is not released, stayed or satisfied within 30 days; (v) a party is dissolved; or (vi) a material, final judgment against a party remains unsatisfied for 30 days or longer without being discharged, vacated, reversed or stayed (unless a supersedeas bond is filed). The effective date of termination under this Article is the date set forth in applicable notice.

ARTICLE 17

OWNER’S TERMINATION RIGHTS

17.1 Owner’s Right to Terminate for Default. In addition to and cumulative of any and all rights and remedies available to Owner under this Agreement, at law or in equity, Owner may terminate this Agreement by notice to Manager if Manager fails to perform any of Manager’s material obligations contained in this Agreement, and such failure continues for a period of 30 days after notice to Manager setting out the failure in reasonable detail. If the failure is such that it cannot reasonably be cured within such 30 days, Owner may not terminate this Agreement as long as Manager begins the cure within the 30 days and proceeds diligently and in good faith to accomplish the cure and provides Owner with reasonable evidence of its actions to effect such cure.

17.2 Owner’s Performance Termination Rights.

(a) Owner shall have the right, subject to Manager’s rights to cure described below, to terminate this Agreement (without the payment of a Special Termination Fee) if, for any full Test Year following the second (2nd) full Test Year during the Operating Term hereof, the Hotel’s Net Operating Income is less than $1,380,000 (the “Net Operating Income Threshold”); provided, however, that Owner shall have such termination right only if the failure to achieve the Net Operating Income Threshold is not directly attributable to (x) an event constituting a Force Majeure and/or (y) any major renovation of the Hotel during such Test Year or during the last six months of the Test Year immediately preceding the applicable Test Year. The determination as to whether such test has been satisfied shall be made in accordance with the audited annual financial statements prepared and delivered pursuant to Section 8.3. Notwithstanding the foregoing, if the Initial Improvements are not completed on or before the first anniversary of the Effective Date, the commencement date for the foregoing performance test shall be extended by a period of time equal to that by which the date of completion of the Initial Improvements follows such first anniversary; provided, however, that if such extended commencement date (the “Extended Date”) is not the first day of a calendar month, the applicable extended commencement date shall be the first day of the calendar month next following the Extended Date. In case of any such extension, the “Test Year,” for purposes of this Section 17.2 only, shall mean each full twelve (12) month period commencing on such extended commencement date and each anniversary thereof, and Manager’s compliance with the performance test for any such pertinent period will be determined pursuant to the unaudited financial statements prepared for the Hotel pursuant to Section 8.2.

(b) Such option to terminate shall be exercised by Owner serving written notice thereof on Manager no later than sixty (60) days after the receipt by Owner of the annual audited financial statements pursuant to Section 8.3. If Owner serves such notice, subject to Manager’s cure rights described below, this Agreement shall terminate ninety (90) days after the date such notice is given. Owner’s failure to exercise its right to terminate this Agreement with respect to any given Test Year shall not be deemed an estoppel or waiver of Owner’s right to exercise its termination rights with respect to any subsequent Test Year in which the Hotel fails to achieve the Net Operating Income Threshold; however, Owner’s termination rights for a particular Test Year shall be waived if Owner fails to give a termination notice within sixty (60) days after its receipt of the annual audited financial statements for such Test Year pursuant to Section 8.3.

(c) Upon receipt of Owner’s timely notice of termination under this Section 17.2, Manager shall have the option, to be exercised within thirty (30) days after the date on which Manager receives Owner’s notice of its intent to terminate this Agreement (“Cure Period”), to avoid such termination by paying to Owner, within the Cure Period, an amount equal to the amount by which the Hotel’s Net Operating Income was below the Net Operating Income Threshold for the applicable Test Year (“Cure Amount”). Such Cure Amount payment shall be treated as an increase to the applicable Fiscal Year’s and Test Year’s Net Operating Income. If Manager exercises such option, then the foregoing election by Owner to terminate this Agreement under this Section 17.2 shall be canceled and of no force or effect and this

Agreement shall not terminate. Manager may elect to pay the Cure Amount only two (2) times during the Operating Term of this Agreement (and in no event shall any Cure Amounts paid by Manager hereunder be repaid or refunded to Manager).

17.3 Owner’s Limited Termination Right Upon Sale. Under certain limited circumstances, Owner may terminate this Agreement in connection with a sale of the Hotel. The terms of and conditions to such termination right are set forth in Section 21.3.

17.4 Special Right of Owner to Terminate Without Cause. Owner shall have the right to terminate this Agreement, without cause, at any time upon at least ninety (90) days prior written notice to Manager and the payment to Manager of an amount equal to the sum of (i) the Special Termination Fee and (ii) an amount equal to three (3) times the Average Monthly Base Management Fee. Such payment shall be made no later than, and shall be a condition precedent (which may be waived by Manager) to, the termination of this Agreement. In addition, upon any such termination of this Agreement, all accrued and unpaid Management Fees and other accrued and unpaid amounts payable to Manager under this Agreement shall be immediately due and payable. The Right of First Offer provided for in Section 21.4 hereof also shall survive any such termination until the date that is six months after such termination, as provided in such Section. The provisions of this Section shall survive any termination of this Agreement.

ARTICLE 18

MANAGER’S TERMINATION RIGHTS

18.1 Default - No Opportunity to Cure. The following are events of material default by Owner, which entitle Manager, in addition to and cumulative of any and all rights and remedies available to Manager under this Agreement, at law or in equity, to terminate this Agreement upon notice to Owner without Owner having the opportunity to cure the default:

(a) With respect to the Owner or the Project: (i) willful failure to deliver to Manager a copy of any notice of default received from any Person who has the right to declare a default under any Encumbrance, Mortgage or ground or land lease; or (ii) upon Manager’s reasonable request, failure to provide additional information with respect to such alleged default or any action or proceeding related to it; or (iii) the commencement of proceedings to foreclose any Encumbrance or Mortgage that are not dismissed within 30 days.

(b) Any representations or warranties made by Owner in this Agreement prove to be materially untrue at the time they were made or Owner materially breaches any of the representations or warranties given by Owner in this Agreement.

The effective date of termination for a default under this Section is the date set forth in Manager’s notice.

18.2 Default - Opportunity to Cure. The following, without limitation, are events of material default by Owner, which entitle Manager, in addition to and cumulative of any and all rights and remedies available to Manager under this Agreement, at law or in equity, to terminate this Agreement upon notice to Owner, subject to Owner’s right to cure. The cure period for any default, unless stated otherwise, is thirty (30) days from the receipt of the notice.

(a) Failure to pay any past due fees or other amounts owed to Manager or its Affiliates within ten (10) days after notice, provided that such failure is not a result of Manager’s failure to make such payments even though Manager had access to sufficient funds in the Operating Account and the Reserve Fund Account.

(b) Failure to provide funds to Manager or to the Operating Account or Reserve Fund Account in accordance with the terms of this Agreement, and the continuation of such failure for ten (10) business days after notice of such failure.

(c) Failure to comply with: (i) any other material provision of this Agreement; or (ii) a sufficient number of non-material provisions which, collectively, constitute materiality or evidence a disregard for Owner’s obligations under this Agreement, provided, however, if such default is such that it cannot reasonably be cured within thirty (30) days, Manager may not terminate this Agreement as long as Owner begins the cure within the thirty (30) days and proceeds diligently and in good faith to accomplish the cure within a period not to exceed one hundred eighty (180) days.

(d) Failure to provide evidence that Owner has obtained any insurance coverage required to be obtained by Owner pursuant to this Agreement.

(e) Failure to approve any Capital Improvements necessary to allow the Hotel to be Operated in accordance with this Agreement, and, once approved, failure to complete them.

(f) The occurrence of an Ownership Transfer in violation of this Agreement.

The effective date of any termination under this Section is the date specified in Manager’s termination notice.

18.3 Suspension of Services. In addition to any other remedies Manager has, Manager, after five (5) business days notice to Owner of any material default by Owner, and after expiration of any applicable cure period under Section 18.2, may suspend the. services of the Reservation System and expenditures of the Marketing funds for the Hotel’s benefit until the default is cured. Suspension of any of such services does not constitute a constructive termination of this Agreement or a breach of any duty that Manager may have to Owner. Owner will not seek or be entitled to damages or equitable relief preventing or curtailing Manager’s rights under this Section. Owner must continue to pay all fees and other amounts due under this Agreement during any suspension period. In addition, for any period that a suspension is effective, Manager, in its sole discretion, may exclude the use of the Marks in connection with the Project, including removing or covering any signage in a manner reasonably satisfactory to Manager.

18.4 Special Terminations. Manager may terminate this Agreement for the following reasons upon thirty (30) days notice to Owner.

(a) If Manager is materially limited in Operating the Hotel in accordance with the Operating Standards because of Legal Requirements enacted after the Effective Date of the then-current Operating Term.

(b) If any material Governmental Permit required for Manager’s performance under, or the Construction or Operation of the Hotel in accordance with, this Agreement is suspended, withdrawn or revoked for more than three consecutive months, but only if such suspension, withdrawal or revocation is due to circumstances beyond Manager’s reasonable control and only if Manager has made reasonable efforts to contest such suspension, withdrawal or revocation.

Any termination pursuant to this Section is without liability by either party to the other party except for any causes of action a party has against any other party for any matters occurring up to and through the date of such termination, whether resulting from nonpayment of fees or any other default under this Agreement or otherwise.

ARTICLE 19

CONSEQUENCES UPON TERMINATION/EXPIRATION

19.1 Owner’s Obligations. Upon the expiration or termination of this Agreement, Owner will immediately do the following, without limitation:

(a) Pay all amounts due and owing to Manager and its Affiliates, submit any missing Hotel Data to Manager or its Affiliates, and deposit with Manager an amount reasonably estimated by Manager to be sufficient to cover the amounts that will become due and owing after the termination or expiration date, attributable to the period prior to such date.

(b) Not use the Marks or the System and not represent the Hotel to the public or hold it out as a System Hotel or a former System Hotel. Owner will accomplish this by, without limitation, removing, returning or destroying, as instructed by Manager: (i) all operating manuals, any Confidential and Proprietary System Information, Marketing materials and all other printed materials containing the Marks; (ii) all interior and exterior signs, OS&E and FF&E bearing the Marks; and (iii) anything else which might result in customers continuing to identify the Hotel as a System Hotel. Owner will cover up anything bearing the Marks or otherwise identified as being associated with the System that cannot reasonably be removed on or before the expiration or termination date, until it can be removed, but no later than thirty (30) days after the termination or expiration date.

(c) Change the listing for the telephone and facsimile numbers for the Hotel.

(d) Offer Manager all FF&E, OS&E and other equipment or items bearing any of the Marks at their purchase price, depreciated over a period of five (5) years.

19.2 Manager’s Rights. In anticipation of the expiration or termination of this Agreement, Manager may begin to take action needed to accomplish any or all of the actions required pursuant to Section 19.1 as long as there is no unreasonable disruption to the Hotel’s Operation, taking into account the objectives to be achieved with respect to de-identification of the Hotel. Manager may pay the costs associated with such actions out of the Operating Account as an Expense and Permitted Deduction. If sufficient funds are not available in the Operating Account, Owner will reimburse Manager upon receipt of a statement of costs. If Owner prevents Manager from taking any of such actions, or fails to comply with Section 19.1 within the thirty (30) day period, Manager may seek injunctive or other relief to enforce Owner’s obligations or Manager’s rights without posting bond.

19.3 Cooperation Upon Termination. Upon the termination or expiration of this Agreement, Manager shall, at Owner’s expense, cooperate with and assist Owner and any successor management company in a smooth and orderly transition in the management and operation of the Hotel in a manner consistent with past practices for day-to-day operations. In connection therewith, Manager shall cooperate to transfer to Owner, to the extent assignable under applicable Legal Requirements, all of Manager’s right, title and interest in and to all restaurant, liquor and other licenses and permits relating solely and specifically to the Hotel.

19.4 Survival. This Article will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

ARTICLE 20

DAMAGE OR DESTRUCTION; CONDEMNATION

20.1 Damage or Destruction—Termination. If the Hotel is totally destroyed or substantially damaged, or if all or a substantial portion of the Non-Hotel Facilities are totally destroyed or substantially damaged, such that the Hotel becomes uneconomical, unfeasible or not reasonably practical to Operate, either party, within sixty (60) days after the occurrence of such event, may terminate this Agreement by notice to the other. The Hotel will be deemed to have been substantially damaged if fifty percent (50%) or more of the aggregate floor space of the Hotel becomes untenantable.

20.2 Damage or Destruction—Restoration. If the Hotel is damaged, but not to the extent required to give rise to a right to terminate this Agreement, or if neither party elects to terminate this Agreement pursuant to Section 20.1, Owner will, subject to the requirements of any Mortgage, promptly commence and expeditiously complete the Restoration in accordance with Section 20.6.

20.3 Condemnation—Termination. If: (i) all or a substantial portion of the Hotel is taken by Condemnation (other than for temporary use), or (ii) if all or a substantial portion of the Non-Hotel Facilities are taken such that the Hotel becomes uneconomical, unfeasible or not reasonably practical to Operate, this Agreement will terminate as of the date of such taking. A substantial portion of the Hotel is deemed taken if, in Owner’s or Manager’s reasonable opinion, the part not taken may not be repaired, restored, replaced, rebuilt or utilized so as to be acceptable as a System Hotel under the then current System. If this Agreement is terminated pursuant to this Section, the Condemnation award will, subject to the requirements of any Mortgage, be paid to Owner as its property.

20.4 Condemnation—Restoration. If less than a substantial portion of the Hotel or the Non-Hotel Facilities are taken by Condemnation, or this Agreement is not terminated pursuant to Section 20.3, Owner will promptly commence and expeditiously complete any necessary Restoration in accordance with Section 20.6.

20.5 Condemnation—Temporary Use. While a Condemnation of all or part of the Hotel for temporary use exists, this Agreement will remain in full force, subject to the following:

(a) If the Condemnation is for a period not extending beyond the Operating Term, the Condemnation award, including any interest, will be included in Gross Revenues for the Fiscal

Year in it is which received. When the Condemnation terminates, Owner will promptly, subject to the requirements of any Mortgage, commence and expeditiously complete any necessary Restoration in accordance with Section 20.6.

(b) If the Condemnation is for a period extending beyond the Operating Term, that portion of the Condemnation award, which is attributable to the period up to the expiration of the Operating Term, will be included in Gross Revenues for the Fiscal Year in which it is received.

20.6 Restoration. Owner will, subject to the requirements of any Mortgage, promptly commence and expeditiously complete any necessary Restoration in accordance with Article 3. Owner will, subject to the requirements of any Mortgage, Restore the Hotel as nearly as possible to its value, condition and character immediately prior to the damage, destruction or Condemnation and so that it would be acceptable as a System Hotel under the then current System. Owner will, subject to the requirements of any Mortgage, complete the Restoration as soon as reasonably possible after the date of such damage, destruction or the date after which any portion of the Hotel is not available to Manager due to a Condemnation, but in any event no later than one (1) year following the applicable date. If in any event the Restoration is not completed within one (1) year following the applicable date, Manager may terminate this Agreement upon thirty (30) days’ notice to Owner.

20.7 Fees. During the period from the date of the damage or destruction, or the date from which any portion of the Hotel is not available to Manager due to a Condemnation, through the: (i) completion of the Restoration; or (ii) termination of this Agreement, Owner will continue to pay Manager and its Affiliates the fees and other amounts actually earned pursuant to this Agreement.

20.8 Manager’s Award. With respect to any Condemnation, Manager may initiate proceedings against Governmental Authorities to recover any damages or compensation to which Manager may be entitled in addition to fees earned based on Owner’s award. Owner will cooperate with Manager in such proceedings.

20.9 Consequences of Termination. A valid termination pursuant to this Article is subject to Article 19, but is otherwise without liability by either party to the other party except: (i) as set forth in this Article; and (ii) for any causes of action a party has against the other for matters occurring up to and through the date of such termination, whether resulting from nonpayment of fees, default or otherwise. The Operating Term is not extended or renewed because of any of the events contemplated by this Article.

ARTICLE 21

TRANSFERS

21.1 Assignment by Manager. Manager may Transfer this Agreement in whole or in part without Owner’s consent to: (i) an Affiliate; (ii) any successor or assignee of Manager resulting from any merger, consolidation or reorganization; or (iii) another Person that acquires all or substantially all of Manager’s business and assets. Manager will notify Owner as soon after a Transfer takes place as reasonably possible and, in connection therewith, Manager or the applicable transferee will provide evidence to Owner that such transferee has assumed the obligations of the “Manager” hereunder that have been so transferred. After a Transfer, Manager’s liability under this Agreement is terminated except when the Transfer is to an Affiliate, and except for any causes of action either party has against the other for matters occurring up to and through the date of such termination, whether resulting from nonpayment of fees, default or otherwise.

21.2 Transfers by Owner. Subject to the following Sections, Owner will not effect or permit an Ownership Transfer without Manager’s prior written consent. Manager will not withhold its consent provided that the Ownership Transfer meets the following conditions.

(a) Owner provides Manager with sixty (60) days notice of the proposed terms of such Ownership Transfer and any other information reasonably required by Manager.

(b) With respect to any Transfer of Owner’s entire interest in the Hotel, the Hotel and this Agreement must be Transferred to the same Person, and such Person must assume this Agreement pursuant to a written instrument in form and substance reasonably satisfactory to Manager and reflecting any amendments to this Agreement reasonably necessary in order to preserve and protect Manager’s rights hereunder in light of the change in ownership.

(c) All of Owner’s monetary obligations due to Manager and its Affiliates must be paid in full, and Owner cannot otherwise be in default under this Agreement or any other agreements with Manager or Manager’s Affiliates at the time of notice or the Transfer.

(d) The Ownership Transfer will not adversely affect the Operation of the Hotel pursuant to this Agreement.

(e) With respect to any Transfer of Owner’s entire interest in the Hotel, the transferee: (i) must have a verifiable, adequate net worth determined in accordance with generally accepted accounting principles to timely discharge Owner’s obligations under this Agreement; (ii) must agree to be bound in writing as Owner under this Agreement in form and substance reasonably satisfactory to Manager; (iii) must not be a Person with whom Manager or its Affiliates have had an unfavorable business relationship or experience; (iv) must not be a direct competitor of Manager; and (iv) must generally be considered in the relevant business community to be of high character with a favorable reputation for integrity and honesty. As used in this Section (e), “transferee” includes transferee’s Affiliates, and transferee’s and the Affiliates’ respective officers, directors, shareholders and members.

(f) With respect to any Transfer of Owner’s entire interest in the Hotel, Owner must pay a non-refundable Transfer fee of $10,000, subject to annual increases of five percent.

With respect to any Permitted Affiliate Transfer (hereinafter defined), Manager’s consent to such Permitted Affiliate Transfer shall not be required; provided, however, that Owner shall give Manager at least fifteen (15) days’ prior written notice of such Permitted Affiliate Transfer and shall comply with subsections (b) and (c) and clause (ii) of subsection (e) of this Section 21.2 (and, except for the conditions set forth in the definition of “Permitted Affiliate Transfer,” Owner shall not be required to demonstrate compliance with the other conditions to Manager’s consent set forth in Section 21.2 or to pay the $10,000 Transfer fee provided for in Section 21.2(f)). As used in the preceding sentence, “Permitted Affiliate

Transfer” means any transfer of the Hotel to (i) American Property Hotel LLC (a New Mexico limited liability company) or one of its direct or indirect subsidiaries or (ii) any Person who is directly or indirectly controlled by or under common control with Apollo Real Estate Investment Fund III, L.P. so long as such Person is not in the hotel franchising business as a franchisor of, and does not operate or manage hotels under, its own regionally or nationally recognized brand (an “Apollo Affiliate”). In the event of a Permitted Affiliate Transfer, Owner shall continue to be liable for its obligations hereunder in respect of the period prior to such transfer as if such transfer had not been made, and in the event of a Permitted Affiliate Transfer to an Apollo Affiliate, (without limiting the circumstances in which such Guaranty may continue in accordance with its terms) the Guaranty provided for in Section 23.29 shall continue in full force and effect with respect to the successor Owner.

21.3 Special Sale and Termination Rights. Owner shall have the right, without Manager’s consent, to sell the entire Hotel in a bona fide, arm’s length sale to an independent third party at any time during the Term and to terminate this Agreement upon the consummation thereof, with Owner to provide Manager at least ninety (90) days prior written notice of such sale and termination. If Owner desires to effect such a sale of the Hotel without terminating this Agreement, such sale shall require Manager’s prior consent and shall be governed by Section 21.2. Any notice of termination given pursuant to this Section 21.3 shall be deemed ineffective if such sale thereafter is not consummated. Not later than the effective date of any termination of this Agreement pursuant to this Section 21.3, and as a condition (which may be waived by Manager) to the effectiveness of any such termination, Owner shall pay to Manager the applicable Special Termination Fee. Notwithstanding the foregoing provisions of this Section 21.3, or any other provision of this Agreement, Owner agrees not to actively solicit offers or hire a broker to sell the Hotel during the first twelve (12) months of the Operating Term.

21.4 Right of First Offer. If Owner shall elect to sell the Hotel, Owner shall first give written notice to Manager of such election, which notice will contain the offering price and other major business terms of the proposed sale (the “Sale Notice”). Manager or its Affiliates shall have thirty (30) days after receipt of the Sale Notice (the “Exercise Period”) to elect to purchase the Hotel for ninety-seven percent (97%) of the offering price and on the other terms reflected in the Sale Notice. If Manager or one of its Affiliates so elects to purchase the Hotel, Manager or such Affiliate shall have thirty (30) days after such election (the “Negotiation Period”) to enter into a purchase and sale agreement for such purchase, which purchase and sale agreement shall provide for, among other things, (i) the payment by Manager or such Affiliate of a non-refundable deposit in an amount equal to two percent (2%) of the purchase price and (ii) the closing of the purchase and sale on a date that is no later than sixty (60) days after the date of the parties’ execution and delivery of the purchase and sale agreement. After Manager’s (or its Affiliate’s) election to purchase the Hotel and until the earlier of the execution of a purchase and sale agreement or the end of the Negotiation Period, Owner and Manager agree to negotiate the terms of such purchase and sale agreement. Owner agrees that Manager and/or its Affiliates may conduct due diligence on the Hotel before and after the transmittal of the Sale Notice. If Manager does not elect to purchase the Hotel, the parties have not entered into a binding purchase and sale agreement within the Negotiation Period or Manager or its Affiliate fails to close under a purchase and sale agreement by the specified closing date (other than as a result of a breach by Owner or any of its Affiliates of the provisions of the purchase and sale agreement or any action by Owner or any of its Affiliates constituting bad faith), Owner shall be entitled, without

Manager’s consent, to consummate the proposed sale with any third party within one (1) year following the expiration of the Exercise Period; provided, however, that (i) the sales price received by Owner shall not be less than ninety-two and one-half percent (92.5%) of the sales price which Owner would have received had it consummated the proposed transaction with Manager on the terms and conditions set forth in the Sale Notice, and (ii) the other terms and conditions of such transaction, viewed reasonably and in the aggregate, shall not be materially more favorable to the third party purchaser than those set forth in the Sale Notice. If such proposed transaction is not consummated within such one (1)-year period, the rights of Manager to a Sale Notice shall be reinstated. If either party shall default under this Section, the other party shall be entitled to specific performance. No exercise or waiver by Manager of any of its rights hereunder shall modify, abridge, impair or affect any of Manager’s rights under any of the other terms or provisions of this Agreement. Any sale, transfer or other conveyance of all or any part of the Hotel or Owner’s interest therein in violation of this Section shall be null and void. The terms and provisions of this Section shall be in addition to and cumulative of all of the other terms and provisions of this Agreement, including, without limitation, the terms and provisions of Section 21.2. The provisions of this Section 21.4 shall survive any termination or expiration of this Agreement for a period of six (6) months following the date of such termination or expiration with respect to any offer of the Hotel for sale during such six (6)—month period. This Section 21.4 shall not apply to any transfer of the Hotel to an Affiliate of Owner.

21.5 Mortgages. Notwithstanding anything in this Agreement to the contrary, Owner may place a Mortgage on the Hotel with, and collaterally assign its interest in this Agreement to, a Mortgagee who is an institutional lender without Manager’s approval, as long as:

(a) The proceeds of the Mortgage will be used for Capital Improvements, Reserve Fund Work or other direct benefit to the Hotel, to refinance any Mortgage indebtedness or as otherwise directed by Owner;

(b) This Agreement is not subject to termination or forfeiture if there is a default in, termination of, foreclosure on or exercise of a power of sale pursuant to, that Mortgage (“Mortgage Proceedings”);

(c) Manager and such Mortgagee enter into a written agreement, in a form and substance reasonably satisfactory to Manager and the applicable Mortgagee (in Manager’s good faith determination), providing that Manager’s rights under this Agreement will not be affected by any Mortgage Proceedings (“Non-Disturbance Agreement”); and

(d) Based on relevant projects, the terms of the Mortgage do not impose a financial burden on the Hotel or Owner that can reasonably be expected to result in a default by Owner under this Agreement or the Mortgage.

21.6 Mortgage Documents. Except as contemplated by Section 4.5(j), Manager has no obligation to review Owner’s Mortgage documents. Owner waives all arguments that Manager’s review of any Mortgage documents, participation in any activities with respect to assisting Owner in obtaining a Mortgage or possession of such documents constitutes a waiver of any of its rights or obligations under this Agreement.

21.7 Estoppel Certificates. Manager agrees that when requested by Owner upon not less than fifteen (15) days notice, Manager will sign and deliver to Owner a statement certifying: (i) that this Agreement has not been modified and is in full force and effect (or, if there have been modifications, that this Agreement is in full force and effect as modified’ and specifying the modifications); and (ii) whether or not any notices of Owner’s default have been issued by Manager and the nature of the default. Upon similar notice, Manager will be entitled to a similar statement from Owner.

21.8 Sale of Securities. Before Owner or any Affiliate of Owner makes an Ownership Transfer by way of the sale or offering for sale any Equity Interests pursuant to either federal or state securities laws (or any exemption), Owner will provide Manager with a copy of the proposed offering circular, prospectus and other relevant documents for Manager’s approval at least thirty (30) days prior to the time that the offering circular or prospectus is filed with any state securities commission or the United States Securities and Exchange Commission. Manager’s approval is limited to references to the relationship between Manager, its Affiliates and Owner. Owner will “highlight” all such references in the documents to expedite Manager’s review. Owner will comply with all applicable Legal Requirements with respect to such Ownership Transfer and will clearly disclose to all purchasers and offerees that: (i) Manager, including its Affiliates and each of their respective officers, directors, agents or employees, is not in any way an issuer or underwriter of said securities; and (ii) Manager, including its Affiliates and each of their respective officers, directors, agents or employees, has no liability with respect to the sale or offer of said securities, including no liability for any financial statements, projections or other financial information contained in the prospectus or other communications.

ARTICLE 22

OWNER’S UNDERSTANDINGS; REPRESENTATIONS

WARRANTIES AND COVENANTS

22.1 Representation and Warranties. Owner represents and warrants to Manager, and covenants with Manager, as follows as of the Effective Date and throughout the Operating Term:

(a) Owner has fee title to, a leasehold interest in, or other right to possession of, the Hotel and the FF&E and OS&E, and will maintain such, as applicable, throughout the remaining Operating Term.

(b) Except as expressly provided in any written agreement among Owner, Manager and any applicable lessee or lender, Owner will not lease the Project to Persons or place any Encumbrance on, or grant a security interest in, the Project that subjects this Agreement to forfeiture or termination, without Manager’s approval, which may be withheld at Manager’s sole discretion.

(c) There are no Mortgages on the Project, or if there are any, any default, termination, foreclosure or exercise of a power of sale pursuant to such Mortgage will not result in the forfeiture or termination of this Agreement except in accordance with the provisions of this Agreement and/or except as expressly provided in any written agreement among Owner, Manager and any applicable lender.

(d) The interest of Manager under this Agreement is not subordinate to any other matters affecting title to the Project, except for Impositions not yet due and payable and such other matters that will not materially and adversely affect Manager’s performance under this Agreement and/or except for any Mortgages consented to or approved in writing by Manager.

(e) That as long as Manager is not in default hereunder, Owner will take all appropriate actions, judicial or otherwise, to maintain Manager’s rights under this Agreement.

(f) Owner will obtain and maintain in good standing all Governmental Permits, except those that, under applicable Legal Requirements, are required to be obtained and maintained by Manager.

(g) Owner will take such action as is necessary to put Equity Holders and prospective Equity Holders on notice that any Ownership Transfer is subject to this Agreement and obtain their written agreement to also comply with the terms of this Agreement in Owner’s place as this Agreement relates to such Ownership Transfer.

(h) Owner represents that it has the authority to enter into this Agreement.

22.2 Understandings. Owner understands and agrees to the following:

(a) Notwithstanding Manager’s entering into this Agreement and agreeing to Operate the Hotel, Manager and its Affiliates, in their sole discretion, may Operate System Hotels, and engage in any other businesses, including the timeshare and vacation-ownership businesses, using the System or the Marks, and using other systems and trademarks, at any location and at any time. Manager, in its sole discretion, may also grant the same or similar rights to its Affiliates and Third Parties. These rights may be exercised and granted, and the System Hotels Operated and the other businesses operated, even though they have an economic impact on the Hotel. Neither Manager nor its Affiliates have any obligation to offer or grant such rights to Owner.

(b) That it will not offer or require Manager to offer Hotel guestrooms for sale or lease as condominium or time-share units or as anything other than hotel guestrooms.

(c) Manager’s lawful exercise of any of its rights with respect to this Agreement is not a breach of any fiduciary duty Manager has to Owner arising out of the agency relationship created by this Agreement or otherwise.

ARTICLE 23

MISCELLANEOUS PROVISIONS

23.1 Severability. If one or more clauses of this Agreement are held to be void or unenforceable for any reason by any Governmental Authority, such clause or clauses will be deemed to be separable in such jurisdiction, and the remainder of this Agreement will be deemed to be valid and in full force and effect. Thereafter, the parties will enter into good faith negotiations to agree on new or alternative provisions, which carry out the parties’ original intent. It is the intent of the parties that each provision of this Agreement will be honored, carried out, and enforced as written. Notwithstanding the above, if either party can establish that the actions of such Governmental Authority in modifying this Agreement would operate an undue hardship on either party or constitute a material deviation from the general purpose and intent of this Agreement, either party may terminate this Agreement on ninety (90) days prior written notice.

23.2 Governing Law. Notwithstanding any laws with respect to choice of law under which any other law might be applicable, this Agreement and the relationship between the parties is subject to and governed by the laws (statutory or otherwise) of the State of Minnesota.

23.3 Venue and Jurisdiction. Except for injunctive relief sought by Manager, which may be brought in a court of proper jurisdiction in the state where: (i) Owner resides or has its principal place of business or (ii) the Hotel is located, Owner and Manager agree that all claims, disputes, or controversies whatsoever, arising out of or related to this Agreement in any way, must be commenced, filed and litigated before the state and federal courts located in Hennepin County, Minnesota. Owner agrees and submits to personal jurisdiction of the federal and state courts in the State of Minnesota.

23.4 Modifications and Changes. Oral changes to this Agreement, including those by way of modification, addition, rescission, release, amendment, waiver or otherwise, are not valid or enforceable. Changes may be made only by a written agreement signed by a duly authorized officer of each party.

23.5 Headings/Terms. The Article and Section headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

23.6 Third Parties. This Agreement is for the sole benefit of the parties. Neither party’s obligations are for the benefit of any third party, and no third party acquires any enforceable rights with respect to this Agreement, except as otherwise expressly provided under Article 13.

23.7 Understandings and Agreements. With respect to its subject matter, this Agreement and any addenda, exhibits, acknowledgements and amendments constitute the entire agreement between the parties, and supersede and terminate all prior agreements, either oral or in writing. Any representations, inducements, promises or agreements between the parties, which are not in writing and signed by Owner and Manager, are not enforceable.

23.8 Force Majeure.

(a) If a party’s default under this Agreement (other than Owner’s obligation to: (i) fund the Operating Account, the Reserve Fund Account, pay Manager and its Affiliates any fees and other amounts owed to them; (ii) fund any Capital Improvements contained in the Capital Expenditure Budget; and (iii) procure or maintain the insurance coverage required by this Agreement) is caused in whole or in part by a Force Majeure, such default and any right of the other party to terminate this Agreement for such default is suspended for as long as the default is reasonably caused by such Force Majeure. Any suspension is effective only from the delivery of a notice of the Force Majeure to the other party stating the party’s intention to invoke the Force Majeure. However, if such suspension continues for longer than six months and such default still exists, either party may terminate this Agreement upon thirty (30) days notice to the other party.

(b) For any period in which a default relating to the physical condition of the Hotel not being in compliance with the Operating Standards is suspended for more than sixty (60) days because of a notice of Force Majeure, Manager, in its sole discretion, may exclude the use of the Marks in connection with the Project, including removing or covering any signage in a manner reasonably satisfactory to Manager.

23.9 Relationship of Parties. Nothing in this Agreement constitutes or is to be construed to be or create a partnership, joint venture or franchise relationship between Owner and Manager. The parties: (i) do not consider their relationship as one of franchisor and franchisee, or involving a business opportunity as that term is defined under various state business opportunity statutes; (ii) do not intend to create such relationships; and (iii) want no laws applied which might create one. Where not prohibited by applicable law, each party waives all rights either of them may have under any state or federal laws, rules or regulations that apply to franchise or business opportunity relationships. Manager intends to challenge the application of any such laws, rules or regulations if any Person claims that a franchise or business opportunity relationship exists pursuant to this Agreement, and intends to claim any applicable exemption should any of them be found to apply. Owner will cooperate with Manager in seeking and obtaining such exemptions.

23.10 JURY WAIVER. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES THE RIGHT TO A TRAIL BY JURY IN ANY LITIGATION ARISING UNDER, AS A RESULT OF OR IN CONNECTION WITH THIS AGREEMENT.

23.11 Binding Agreement. This Agreement is binding upon the parties and their respective successors and assigns.

23.12 Notices. Any notices required or permitted must be given in advance and in writing and delivered by fax, by personal delivery or by reliable expedited delivery companies including Federal Express and DHL. Notices by expedited delivery are deemed delivered and received on the second business day immediately succeeding the date on which the notice was given to the expedited delivery company. Notice given in any other manner shall be effective only if and when received by the party to be notified. Notices shall be addressed as follows:

To Manager:

Radisson Hotel Corporation

c/o Legal Department

Mail Stop 8249

1405 Xenium Lane

Plymouth, MN 55441

Facsimile: (763) 212-8543

With a copy to:

Locke Liddell & Sapp LLP

2200 Ross Avenue, Suite 2200

Dallas, TX 75201

Attn: Janis H. Loegering

Facsimile: (214) 740-8800

To Owner:

AP/APH Dallas, L.P.

c/o Apollo Real Estate Advisors III, L.P.

1301 Avenue of the Americas

38th Floor

New York, NY 10019

Attn: Alfred C. Trivilino, Vice President

Facsimile: (212) 515-3283

With copies to:

Edward Rohling

c/o Fields, Britton & Frazier

501 Village Creek Drive

Plano, Texas 75093

Attn: Michael S. Butler

Facsimile: (972) 788-4332

and

Apollo Advisors, L.P.

1999 Avenue of the Stars

Suite 1900

Los Angeles, CA 90067

Attn: Michael D. Weiner

Facsimile: (310) 201-4166

and

Brownstein Hyatt & Farber, P.C

Twenty-Second Floor

410 Seventeenth Street

Denver, CO 80202

Attn: Steven C. Demby, Esq.

Facsimile: (303) 223-1111

23.13 Execution/Counterparts. Two copies of this Agreement may be signed, each of which, when signed, is an original and which, together, constitute one and the same instrument.

This Agreement may be executed in two or more counterparts, each of which will constitute an original and all of which, when taken together, will constitute one Agreement.

23.14 Attorneys’ Fees. The prevailing party is entitled to recover all reasonable and necessary costs and expenses, including attorneys’ fees, incurred by that party in enforcing any provisions of this Agreement, or in defending against any claims made against that party by the other party with respect to this Agreement, whether through injunctive relief or otherwise.

23.15 Actions By Others. Where Owner is prohibited by this Agreement from directly taking any action, or where action by Owner would constitute a material breach of this Agreement, Owner agrees that it will not encourage, authorize or permit any other person or entity, directly or indirectly or under its direct or indirect control to take such action.

23.16 Joint and Several Liability. The liability of all Owners (if more than one Person) signing this Agreement is joint and several.

23.17 Survival. All provisions which, as a matter of logic or otherwise, need to survive the expiration or termination of this Agreement in order to achieve an intended result, will survive despite the absence of specific survival language with respect to each of them.

23.18 Time of the Essence. Time is of the essence of each and every provision of this Agreement.

23.19 Approvals. Whenever either party’s approval is required, such approval, unless specifically stated otherwise, must be obtained in advance, in writing and not be unreasonably withheld or delayed. Either party may stipulate a reasonable time within which an approval must be given or withheld, but in no case, unless an emergency exist, less than five (5) business days. A determination whether Manager’s approval is reasonably withheld is to be based on Manager’s needs to protect its rights under this Agreement and the integrity, value and reputation of the System, although as an additional factor, Manager may take Owner’s economic or other circumstances into account. Either party’s approval of any matter is a permission only and not a representation, warranty or assurance.

23.20 Successors Bound. This Agreement will be binding upon and inure to the benefit of Owner, its successors and permitted assigns, and will be binding upon and inure to the benefit of Manager, its successors and its permitted assigns.

23.21 Cumulative Rights. The remedies provided for in this Agreement are not exclusive. Either party is free to pursue such other remedies as may be available at law or in equity.

23.22 Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, include all genders; the singular includes the plural and the plural includes the singular. The Table of Contents and titles of Articles, Sections and paragraphs in this Agreement are for convenience only and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, paragraphs, clauses, exhibits, addenda or riders also refer to the corresponding Article, Section, paragraph, clause of, or exhibit, addendum or rider attached to this Agreement, unless otherwise specified.

23.23 Exhibits, Addenda, Schedules and Riders. All exhibits, addenda, schedules and riders attached hereto are incorporated in this Agreement.

23.24 Interpretation. The parties do not want any provision of this Agreement to be construed against or interpreted to the disadvantage of either party by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

23.25 Limitation of Claims. Except for those that are brought pursuant to the indemnification in Article 13 and the insurance coverage obligations in Article 12, upon expiration or termination of this Agreement, neither party will assert any claim or cause of action with respect to this Agreement against the other unless the party commences the action within one year following the effective date of expiration or termination of this Agreement.

23.26 Photocopies. Photocopies and facsimiles of this Agreement showing signatures are fully binding and effective for all purposes.

23.27 Confidentiality. Owner agrees not to disclose the terms or conditions of this Agreement to any Person other than a Permitted Person, provided, however, that the restrictions of this Section do not apply to any information required to be disclosed pursuant to Legal Requirements or to information that becomes public other than by virtue of a breach of this Section. For purposes of this Section, the term “Permitted Person” means: (i) the partners, shareholders, directors, officers, members and employees of Owner; (ii) accountants, attorneys, consultants and other professionals engaged to render services in connection with the Project; and (iii) lenders and potential lenders to and potential purchasers of the Project. Owner will inform Permitted Persons of the confidential nature of the information disclosed to them and Owner will require them to agree to act in accordance with the provisions of this Section with respect to such information.

23.28 Limited Recourse. Subject to the next sentence, Manager agrees that it shall look solely to the assets of Owner, and not to the assets of any general partner in or of Owner, or of any direct or indirect partners in such general partner or any disclosed or undisclosed officers, shareholders, principals, directors, employees, servants or agents of Owner, in connection with the enforcement of any obligations of Owner under this Agreement. Notwithstanding the liability-limiting provisions of the preceding sentence, with respect to any general partner against whom or which Manager would have recourse but for such liability-limiting provisions, Manager shall have recourse against any such general partner to the extent of the value of any sales proceeds that such general partner may receive in connection with any sale of the Hotel. The provisions of this Section are not intended and shall not be construed to provide Manager recourse against any person against whom Manager would not have recourse if this Section were not included in this Agreement.

23.29 Guaranty. Owner agrees to cause AP/APH Ventures LLC to execute and deliver to Owner, contemporaneously with the execution and delivery of this Agreement, a guaranty in the form attached hereto as Schedule 23.29.

23.30 Mortgagee Consent. Owner has advised Manager that the Mortgagee of the Hotel as of the Effective Date has consented to Manager’s assumption of management of the Hotel on an interim basis pending such Mortgagee’s review and approval of this Agreement and the negotiation, execution and delivery of an Assignment and Subordination of Management Agreement in substantially the form attached hereto as Schedule 23.30 (and with any such changes thereto as the parties may negotiate in good faith). Notwithstanding any other provision of this Agreement, if such Mortgagee has not approved this Agreement, or if Owner, Manager and such Mortgagee shall not have negotiated, executed and delivered such Assignment and Subordination of Management Agreement on or before December 31, 2001, then Manager may terminate this Agreement upon at least thirty (30) days prior written notice to Owner, with any such notice to be given on or before January 31, 2002. In the event Manager so terminates this Agreement, Owner shall pay to Manager the Special Termination Fee no later than the business day immediately preceding the specified date of such termination of this Agreement (with such payment obligation to survive the termination of this Agreement).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

AP/APH Dallas, L.P. (“Owner”)

By:	AP/APMC-GP, Inc.,
Its General Partner

By:
Name:
Title:

Radisson Hotel Corporation (“Manager”)

By:
Name:
Title:

FIRST AMENDMENT TO MANAGEMENT AGREEMENT

FOR

RADISSON HOTEL CENTRAL DALLAS

DALLAS, TEXAS

This First Amendment to Management Agreement for Radisson Hotel Central Dallas (“Amendment”) is made as of this 1st day of December, 2001, between RADISSON HOTEL Corporation, a New Jersey Corporation (“Manager”), and AP/APH Dallas, L.P., a Delaware limited partnership (“Owner”), in order to amend the Management Agreement dated as of September 1, 2001 between Manager and Owner (“Management Agreement”).

WHEREAS, Manager and Owner want to amend the Management Agreement in accordance with their mutual understanding of the terms negotiated between the parties.

NOW THEREFORE, for good and valuable consideration, Manager and Owner agree as follows:

1.	The definition of Special Termination Fee shall be superseded and replaced with the following:

Special Termination Fee, in respect of any termination of this Agreement pursuant to which a Special Termination Fee is payable, shall mean an amount equal to the following:

Date of Termination	Special Termination Fee

First through end of twelfth month of the Operating Term	9 x Average Monthly Base Management Fee

Thirteenth through end of eighteenth month of the Operating Term	6 x Average Monthly Base Management Fee

Nineteenth through end of thirtieth month of the Operating Term	3 x Average Monthly Base Management Fee

Following the thirtieth month of the Operating Term	Zero

2.	The address of Edward Rohling in Section 23.12 shall be changed to the following:

Edward Rohling

c/o Fields, Britton & Frazier

5401 Village Creek Drive

Plano, Texas 75093

Attn: Michael S. Britton

Facsimile: (972) 788-4332

3. Except as amended hereby, all of the other terms and provisions contained in the Management Agreement shall remain in full force and effect and this Amendment and the Management Agreement shall be merged and considered one instrument. If there are any

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inconsistencies between the provisions of this Amendment and the provisions of the Management Agreement, as amended, the provisions of this Amendment shall apply.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

AP/APH Dallas, L.P. (“Owner”)

By:	AP/APMC-GP, Inc.,
Its General Partner

By:
	Name:	Alfred C. Trivilino
	Title:	President

RADISSON HOTEL CORPORATION (“Manager”)

By:
Name:
Title:

APPROVED BY:

LENDER:

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, f/k/a NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, AS TRUSTEE UNDER THAT CERTAIN POOLING AND SERVICING AGREEMENT, DATED AS OF JUNE 12, 1998, BY AND AMONG CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP. AND NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, AMONG OTHERS

By:	LENNAR PARTNERS, INC., as attorney-in-fact

By:
	Name:	Ronald E. Schrager
	Title:	Vice President

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